                            SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

    Filed by the Registrant [X]

    Filed by a Party other than the Registrant [_]

    Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material under (S)240.14a-12

                              ITC/\DeltaCom, Inc.
  ------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

  ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

 [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      -----------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:

      -----------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      -----------------------------------------------------------------

      4) Proposed maximum aggregate value of transaction:

      -----------------------------------------------------------------

      5) Total fee paid:

      -----------------------------------------------------------------

 [_] Fee paid previously with preliminary proxy materials.

 [_] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:______________________________________________
     2) Form, Schedule or Registration Statement No.:________________________
     3) Filing Party:________________________________________________________
     4) Date Filed:__________________________________________________________

                              [ITC/\DELTACOM LOGO]

                            1791 O.G. Skinner Drive
                           West Point, Georgia 31833

                                  May 31, 2001

Dear fellow stockholder:

   We are enclosing a supplement to the proxy statement for ITC/\DeltaCom's 2001 annual meeting of stockholders, which was first mailed to our stockholders on April 18, 2001. The supplement contains information about recent developments concerning the proposal to approve the investment of up to $150 million by ITC Holding Company, Inc. and other investors in ITC/\DeltaCom and the two proposals relating to our 1997 Stock Option Plan. We urge you to read the supplement carefully together with the proxy statement.

   To provide our stockholders with sufficient time to review the supplement before we submit the annual meeting proposals to a vote, the annual meeting, which was convened on May 18, 2001 as originally scheduled, and initially adjourned until Monday, June 11, 2001, will be further adjourned until Friday, June 15, 2001. We will reconvene the annual meeting at 11:00 a.m., local time, on June 15 at the New Horizon Community Theatre, 411 West 8th Street, West Point, Georgia. The annual meeting proposals will be submitted to a vote of the stockholders at the adjourned meeting on June 15.

   You may vote on any of the proposals described in the proxy statement until the date and time of the adjourned meeting on June 15, 2001. YOU DO NOT HAVE TO TAKE ANY ACTION IF YOU HAVE PREVIOUSLY VOTED YOUR SHARES ON THE ANNUAL MEETING PROPOSALS AND DO NOT WISH TO CHANGE YOUR VOTE ON ANY PROPOSAL. IF YOU HAVE ALREADY VOTED ON THE PROPOSALS AND WISH TO CHANGE YOUR VOTE ON ANY PROPOSAL, YOU SHOULD FOLLOW THE PROCEDURES DESCRIBED IN THE SUPPLEMENT UNDER "VOTING AND REVOCABILITY OF PROXIES." If you have not already voted, I urge you to vote and sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote through the Internet by following the instructions on the enclosed proxy card, as soon as possible, even if you plan to attend the adjourned meeting. Signing the enclosed proxy will not prevent you from voting in person if you attend the adjourned meeting, but will assure that your vote is counted if you are unable to attend.

   THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE INVESTMENT TRANSACTION AND HAS DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, ITC/\DELTACOM AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS CONTINUES TO RECOMMEND UNANIMOUSLY THAT YOU VOTE FOR THE INVESTMENT TRANSACTION PROPOSAL AND EACH OF THE OTHER PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING.

   We hope that you can attend the annual meeting. We appreciate your interest and support in the affairs of ITC/\DeltaCom.

                                          Sincerely yours,

                                          /s/ Andrew M. Walker

                                          Andrew M. Walker
                                          Vice Chairman, President and Chief
                                          Executive Officer

                              ITC/\DELTACOM, INC.
                            1791 O.G. Skinner Drive
                           West Point, Georgia 31833

                               ----------------

                      2001 Annual Meeting of Stockholders

                               ----------------

                         SUPPLEMENT DATED MAY 31, 2001
                              TO PROXY STATEMENT
                             DATED APRIL 18, 2001

                               ----------------

                              GENERAL INFORMATION

   This supplement is being mailed to the stockholders of ITC/\DeltaCom, Inc. (the "Company") who are eligible to vote at the 2001 annual meeting of the Company's stockholders. The annual meeting will be held for the purposes set forth in the notice of annual meeting of stockholders and accompanying proxy statement, which were first mailed to stockholders of the Company on April 18, 2001. All holders of record of the Company's common stock at the close of business on March 28, 2001 are entitled to vote at the annual meeting or any adjournment or postponement thereof. This supplement is first being mailed to the Company's stockholders on or about May 31, 2001.

Adjournment of Annual Meeting

   In order to permit stockholders sufficient time to review this supplement before it submits the annual meeting proposals to a vote of the stockholders, the Company convened the annual meeting on May 18, 2001 as originally scheduled and adjourned the meeting until June 11, 2001 without a vote on any proposal. The Company intends to reconvene the annual meeting on June 11, 2001 and to further adjourn the meeting until June 15, 2001 without a vote on any proposal. The annual meeting proposals will be submitted to a vote of the stockholders at the adjourned meeting on June 15, 2001. Stockholders may vote on the proposals until the date and time of the adjourned meeting on June 15, 2001. STOCKHOLDERS WHO HAVE ALREADY VOTED ON THE PROPOSALS AND WHO WISH TO CHANGE THEIR VOTE ON ANY PROPOSAL SHOULD FOLLOW THE PROCEDURES DESCRIBED BELOW UNDER "VOTING AND REVOCABILITY OF PROXIES." The adjourned annual meeting will be initially reconvened on Monday, June 11, 2001, at 11:00 a.m., local time, at the New Horizon Community Theatre, 411 West 8th Street, West Point, Georgia and, in accordance with the planned further adjournment, will be subsequently reconvened on Friday, June 15, 2001, at 11:00 a.m., local time, at the New Horizon Community Theatre, 411 West 8th Street, West Point, Georgia. References in this supplement to the annual meeting are to the adjourned meeting.

Annual Meeting Proposals

   As discussed in more detail in the proxy statement, the annual meeting has been called for stockholders to consider and vote upon the following four proposals:

  . a proposal to approve an Investment Agreement, dated as of February 27, 2001 and amended as of May 29, 2001, between the Company and ITC Holding Company, Inc. ("Holding"), and to approve the performance by the Company of all transactions and acts contemplated by the investment agreement, which are collectively referred to as the "Investment Transaction";

  . a proposal to elect four directors of the Company;

  . a proposal to approve the ITC/\DeltaCom, Inc. 1997 Stock Option Plan to permit awards under the plan to qualify under the exception to Section 162(m) of the Internal Revenue Code of 1986 for "qualified performance-based compensation"; and

  . a proposal to approve an amendment to the ITC/\DeltaCom, Inc. 1997 Stock
    Option Plan to increase the number of shares of common stock that may be issued under the plan from 9,815,000 shares to 13,815,000 shares.

   Information regarding the annual meeting and these proposals is set forth in the proxy statement dated April 18, 2001.

Information in Supplement

   The purpose of this supplement is to provide stockholders with information about the following recent developments affecting the Company as they relate to the Investment Transaction and the two stock option plan proposals:

  . the execution of a memorandum of understanding on May 29, 2001 that sets forth an agreement in principle to settle a lawsuit filed on April 20, 2001 that names the Company, the Company's directors and Holding as defendants and that seeks, among other relief, an injunction to prevent the consummation of the Investment Transaction and the stock option plan proposals;

  . Holding's assignment on May 29, 2001 to two other investors of a total of $50 million of Holding's $150 million purchase commitment under the investment agreement; and

  . an amendment to the investment agreement dated as of May 29, 2001 that was executed in connection with the agreement to settle the lawsuit and the foregoing assignment by Holding of a portion of its purchase commitment.

   Further, in accordance with the memorandum of understanding relating to the lawsuit, this supplement provides additional information concerning the Investment Proposal and the stock option plan proposals. This supplement is accompanied by the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001 which, to the extent described below under "Incorporation by Reference," is incorporated by reference into this supplement and considered a part of the proxy statement as modified by this supplement.

   Stockholders are urged to read this supplement carefully together with the proxy statement. The information contained in this supplement replaces and supersedes any inconsistent information set forth in the proxy statement. Capitalized terms used but not defined in this supplement have the meanings set forth in the proxy statement. Stockholders may obtain additional copies of the proxy statement by calling telephone number (800) 322-2885.

                       VOTING AND REVOCABILITY OF PROXIES

   All holders of record of the Company's common stock at the close of business on March 28, 2001 will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder. As of March 28, 2001, there were 62,191,073 shares of common stock outstanding and entitled to vote at the annual meeting.

   A proxy card for use at the annual meeting and a return postage-paid envelope are enclosed. Stockholders may also vote their shares through the Internet by following the instructions provided on the enclosed proxy card. The Company continues to encourage the personal attendance of its stockholders at the annual meeting. The execution of a proxy will not affect a stockholder's right to attend and vote in person at the annual meeting.

   NO ACTION IN CONNECTION WITH THIS SUPPLEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY FOR USE AT THE ANNUAL MEETING AND WHO DOES NOT WISH TO REVOKE THAT PROXY OR CHANGE HIS VOTE. Any stockholder who wishes to vote on any of the proposals and who has not yet delivered a proxy must return the enclosed proxy card in the enclosed postage-paid envelope or vote through the Internet. A stockholder may revoke a previously delivered proxy by:

  . delivering a signed revocation letter, dated any time before the proxy is voted, to ITC/\DeltaCom, Inc., 1791 O.G. Skinner Drive, West Point, Georgia 31833, Attention: Secretary;

  . signing and delivering a proxy, dated later than the first proxy, to the Company's Secretary at the address above;

  . voting again through the Internet; or

  . attending the meeting and voting in person.

   Attendance at the annual meeting alone is not sufficient to revoke a proxy. A revocation letter, later-dated proxy or new vote through the Internet will not be effective unless it is received by the Company before the stockholder vote at the annual meeting.

   THE BOARD OF DIRECTORS CONTINUES TO RECOMMEND UNANIMOUSLY THAT THE STOCKHOLDERS VOTE FOR THE INVESTMENT PROPOSAL AND THE STOCK OPTION PLAN PROPOSALS.

                              RECENT DEVELOPMENTS

Agreement to Settle Lawsuit

   On May 29, 2001, counsel for the Company and the other defendants entered into a memorandum of understanding with counsel for the plaintiff in a lawsuit filed on April 20, 2001 in the Court of Chancery of the State of Delaware, New Castle County. The lawsuit relates to the Investment Transaction and the stock option plan proposals and names as defendants the Company, the Company's directors and Holding. The memorandum of understanding sets forth an agreement in principle to settle the lawsuit. The final settlement of the lawsuit is subject to a number of conditions.

   Allegations in Complaint. The lawsuit, which is captioned Osher v. ITC Holding Company, Inc., et al., was brought by a stockholder of the Company individually and seeks certification as a class action on behalf of the Company's stockholders other than the defendants and their affiliates and associates. In the complaint, the plaintiff generally alleges that the Company's directors violated fiduciary duties owed to the Company's stockholders in approving the investment agreement and the Investment Transaction and in making the stock option plan proposals, and that Holding violated fiduciary duties purportedly owed to the Company's stockholders in negotiating the Investment Transaction and entering into the investment agreement. In the complaint, the plaintiff seeks relief that includes unspecified monetary damages, an injunction to prevent consummation of the Investment Transaction and the stock option plan proposals, rescission of the Investment Transaction if it is consummated, and revised disclosures in the proxy statement relating to the Investment Proposal and the stock option plan proposals.

   On April 24, 2001, the plaintiff filed a motion to enjoin preliminarily the consummation of the Investment Transaction and the stock option plan proposals. The motion was withdrawn in connection with the parties' agreement to settle the lawsuit.

   Memorandum of Understanding. The defendants in the lawsuit deny any liability with respect to the claims alleged in the complaint and believe that those claims are without merit. However, to minimize the expense, inconvenience and distraction of litigation and to avoid the delays in judicial resolution of the lawsuit that could affect the Company's ability to complete the Investment Transaction if stockholder approval and other closing conditions are satisfied, the Company authorized the execution of a memorandum of understanding with counsel for the plaintiff on May 29, 2001. A copy of the memorandum of understanding is attached as Appendix A to this supplement and is considered a part of the proxy statement. The following summary of the material terms and conditions of the memorandum of understanding is qualified in its entirety by reference to the memorandum of understanding.

   The Company and Holding agreed to take the following actions in accordance with the memorandum of understanding and as a condition of the final settlement of the lawsuit:

  . The Company and Holding agreed to amend the investment agreement to add the provisions described on pages 5-6 of this supplement relating to the Special Committee's authorization and approval of the sale of securities at any draw down closing under the investment agreement.

  . The Company agreed to modify the second vote requirement for approval of the Investment Proposal in the manner described on pages 7-8 of this supplement.

  . The Company agreed to make the additional disclosures relating to the second vote requirement, the Investment Proposal and the stock option plan proposals that are set forth on pages 7-11 of this supplement.

  . The Company agreed to convene the annual meeting on May 18, 2001 as originally scheduled, to adjourn the meeting without a vote on any proposal, and to reconvene the adjourned meeting not earlier than June 4, 2001.

   The memorandum of understanding generally provides that the final settlement will include a dismissal of the lawsuit with prejudice. The final settlement also will include a release of the Company, the Company's directors, Holding and other persons from any and all claims, causes of action, liabilities, damages, judgments and suits that have been or could have been asserted in the lawsuit, or in any court, tribunal or proceeding, by or on behalf of the plaintiff class or any of its members against any of the released persons, including any claims arising under federal or state law relating to breach of any duty, in connection with the Investment Transaction, the stock option plan proposals and related matters.

   The final settlement of the lawsuit is subject to a number of conditions, including execution of a definitive settlement agreement containing the terms and conditions set forth in the memorandum of understanding and approval of the settlement by the Delaware Court of Chancery. The settlement agreement will provide for certification of a class of stockholder plaintiffs for settlement purposes which will consist of all record and beneficial stockholders of the Company who held common stock at any time during the period from March 28, 2001 to the date of the adjourned annual meeting, other than Holding and the Company's directors and their immediate families.

   As part of the proposed settlement, the Company has agreed that it will not oppose an application to the Delaware Court of Chancery by counsel to the plaintiff in the lawsuit for an award of attorneys' fees in an aggregate amount not to exceed $340,000 and actual expenses in an aggregate amount not to exceed $7,500.

Assignment of $50 Million Purchase Commitment by Holding

   On May 29, 2001, pursuant to the amendment to the investment agreement described below, Holding assigned $25 million of its $150 million purchase commitment under the investment agreement to SCANA Corporation ("SCANA") and $25 million of its purchase commitment to HBK Master Fund L.P. ("HBK"). Holding has assigned to each of SCANA and HBK its right to purchase up to 25,000 shares of Series B preferred stock for a total purchase price of up to $25 million and related warrants having a total exercise price of up to $7.5 million. Holding, SCANA and HBK have agreed to invest in the Company at the initial closing and any draw down closing under the investment agreement in proportion to their respective purchase commitments of $100 million for Holding and $25 million for each of SCANA and HBK. At the initial closing, Holding will be obligated to purchase, for a total purchase price of $20 million, 20,000 shares of Series B preferred stock and warrants having a total exercise price of $6 million, while each of SCANA and HBK will be obligated to purchase, for a total purchase price of $5 million, 5,000 shares of Series B preferred stock and warrants having a total exercise price of $1.5 million.

   Holding completed its assignment to SCANA and HBK in accordance with the investment agreement, which permits Holding to assign to other investors its rights to purchase Series B preferred stock and warrants at any or all closings and its related obligations under the investment agreement. As described on page 33 of the proxy statement, each permitted assignee is required to:

  . meet any eligibility requirements under applicable securities laws;

  . agree to become a party to, and be bound by, the investment agreement, including all of the terms, conditions and covenants of the investment agreement that are applicable to Holding and to securities held by Holding; and

  . agree to have made the representations and warranties set forth in the investment agreement.

Holding's assignment to SCANA and HBK does not relieve Holding of its obligation to purchase 30,000 shares of Series B preferred stock and warrants having a total exercise price of $9 million at the initial closing upon any default by SCANA or HBK in its purchase obligation at the initial closing. The assignment relieves Holding of its obligation to purchase at any draw down closing the Series B preferred stock and warrants which are subject to the purchase commitments made by SCANA and HBK.

   SCANA may assign its rights and obligations under the investment agreement to a direct or indirect wholly owned subsidiary.

   SCANA. SCANA is a publicly held energy-based holding company whose businesses include regulated electric and natural gas utility operations, telecommunications and other non-regulated energy-related businesses. SCANA is regulated by the SEC as a public utility holding company under the Public Utility Holding Company Act of 1935. For its fiscal year ended December 31, 2000, SCANA reported total consolidated revenues of approximately $3.4 billion.

   As of February 28, 2001, SCANA beneficially owned 8.2% of the Company's outstanding common stock and all of the issued and outstanding shares of the Company's Series A Convertible Preferred Stock. William B. Timmerman, the Chairman, President and Chief Executive Officer of SCANA, is currently a director and stockholder of the Company. For information concerning the shares of the Company's common stock owned beneficially by SCANA and Mr. Timmerman, see "Election of Directors--Security Ownership" on pages 60-63 of the proxy statement.

   The Company, through its subsidiary ITC/\DeltaCom Communications, Inc., provides retail services, including local and long distance telephone services, data services and Internet access, to SCANA and some of SCANA's subsidiaries. ITC/\DeltaCom Communications billed those entities a total of approximately $1.9 million for such services during 2000. The Company also leases office space and space for telecommunications switching equipment at various locations in Columbia, South Carolina from a subsidiary of SCANA. Under the lease agreements, the Company paid approximately $127,000 in 2000 and is obligated to pay approximately $142,000 in 2001 and approximately $648,000 in the aggregate from 2002 through 2016.

   As of February 28, 2001, SCANA beneficially owned approximately 7.6% of Holding's outstanding common stock and preferred stock of Holding which was convertible into an additional 7.7% of Holding's common stock. Mr. Timmerman is a director of Holding. For a description of Mr. Timmerman's affiliations, see page 58 of the proxy statement.

   HBK. HBK Master Fund L.P., a Cayman Islands limited partnership, is a private investment fund for institutions and high net worth individuals. This fund is managed by HBK Investments L.P., which is based in Dallas, Texas.

Amendment to Investment Agreement

   On May 29, 2001, the Company, Holding, SCANA and HBK executed an amendment to the investment agreement in connection with the memorandum of understanding and the assignment by Holding of a portion of its purchase commitment. The summary of the material terms and provisions of the amendment set forth in this supplement is qualified in its entirety by reference to the amendment. A copy of the amendment is attached as Appendix B to this supplement and is considered a part of the proxy statement. The Company's Board of Directors approved the amendment subsequent to the unanimous recommendation of the Special Committee. Approval of the Investment Proposal by stockholders at the annual meeting will constitute approval of the investment agreement as amended by the amendment.

   Provisions Based on Memorandum of Understanding. Pursuant to the memorandum of understanding, the amendment adds two provisions to the investment agreement. The first provision requires the Special Committee to authorize and approve any sale by the Company of securities under the investment agreement at any draw down closing. This provision expressly incorporates into the investment agreement the approval authority upon which the Special Committee conditioned its unanimous recommendation of the Investment

Transaction to the Board of Directors on February 27, 2001 and which is described on pages 21 and 23 of the proxy statement. The Special Committee is currently composed of James V. Martin and Larry F. Williams. Any additional or replacement members of the Special Committee must be selected by a majority of the members of the Special Committee and must not be affiliated with, or have a direct ownership interest in the capital stock of, any purchaser of securities pursuant to the applicable proposed draw down under the investment agreement at the time of the Special Committee's determination to grant or withhold its approval of that draw down.


   The second provision requires that, before approving any draw down of funds under the investment agreement, the Special Committee must engage a nationally recognized investment bank to undertake, and to present to the Special Committee for its consideration, a review of alternative financing options then available to the Company. This review is required to include an assessment of the following matters:

  . the state of public debt, equity and convertible securities markets and the Company's ability to participate in such markets;

  . potential private market alternative financing arrangements; and

  . prospects for financing from strategic investors.

The Special Committee will be required to consider these matters in the context of timing requirements, execution risk and other factors which the Special Committee deems appropriate.

   Provisions Based on Assignment of Purchase Commitment. The portion of the amendment relating to Holding's assignment to SCANA and HBK modifies provisions of the investment agreement principally relating to draw down closings and the prohibition on short sales by purchasers under the agreement.

   The amendment authorizes the Company to withdraw a draw down notice and terminate its obligation to sell Series B preferred stock and warrants at a draw down closing based on a decrease in the market price of the common stock. The Company may exercise its withdrawal right if the average of the market prices of the common stock during the 20-day draw down valuation period is less than a "floor price." The floor price will be equal to 80% of the average of the market prices of the common stock for the 20 consecutive trading days ending on the business day before the Company delivers the draw down notice. The draw down valuation period will end on the second business day before the scheduled draw down closing date.

   The amendment provides that, solely with respect to the first draw down closing, the Company may issue and sell up to a maximum of 40,000 shares of Series B preferred stock and warrants having a total exercise price of up to $12 million, for a purchase price of up to $40 million. For all other draw down closings, in accordance with the original provisions of the investment agreement, the Company may issue and sell up to a maximum of 30,000 shares of Series B preferred stock and warrants having a total exercise price of up to $9 million, for a purchase price of up to $30 million.

   The amendment modifies, solely with respect to HBK and HBK's affiliates, the provision in the investment agreement that prohibits any purchaser of securities under the agreement from engaging in short sales of the Company's common stock from the date it becomes a party to the agreement through the expiration date of the commitment period for draw down closings. HBK has agreed that until the date it no longer owns any of the Series B preferred stock, warrants or underlying common stock, it will not engage in short sales, and will use its commercially reasonable efforts to ensure that its affiliates do not engage in short sales, except to the extent that HBK or its affiliate has an equivalent offsetting long position in the Company's common stock. For purposes of determining whether HBK or any affiliate has an equivalent offsetting long position in the Company's common stock, the following shares of common stock will be included as if held long by HBK or its affiliate as of any date:

  . shares of common stock issuable within 60 days after such date upon conversion or exercise of convertible securities, including the Series B preferred stock and warrants, which are issued and outstanding and owned by HBK or its affiliate as of such date, excluding the Company's 4 1/2% convertible subordinated notes due 2006 acquired by HBK or its affiliate after May 1, 2001;

  . shares of common stock issuable upon conversion or exercise of the Series
    B preferred stock and warrants to be issued and sold to HBK at the initial closing and at any draw down closing as set forth in the draw down notice relating to such draw down closing, from and after the date the Company delivers a draw down notice to HBK; and

  . shares of common stock which HBK or its affiliate is obligated to purchase under any contract other than the investment agreement within 60 days after such date.

                            SUPPLEMENTAL INFORMATION

   In accordance with the memorandum of understanding, the Company is hereby providing stockholders with supplemental information relating to the following matters described in the proxy statement:

  . the second stockholder vote requirement for approval of the Investment
    Proposal;

  . the Investment Proposal; and

  . the stock option plan proposals.

                      Second Stockholder Vote Requirement

   In addition to the stockholder vote required under rules of the National Association of Securities Dealers, Inc. applicable to the Company, approval of the Investment Proposal requires satisfaction of a second stockholder vote requirement, which is referred to in the proxy statement as the "majority of the minority vote requirement." As described on page 21 of the proxy statement, the Special Committee conditioned its recommendation of the Investment Transaction upon the approval of the Investment Transaction by the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting that are not held by Holding or by the seven officers or directors of Holding who are also officers or directors of the Company and voting upon the Investment Transaction. The Special Committee determined that the second vote requirement was advisable in view of the nature of the Investment Transaction and because the seven directors of the Company who are also directors of Holding beneficially owned approximately 24.3% of the Company's common stock and intended to vote their shares in favor of the Investment Proposal. The Special Committee believed that the second vote requirement would provide an additional indicium of the fairness of the Investment Transaction by ensuring that the Investment Transaction would be approved by a majority of the Company's stockholders voting on the Investment Transaction who were not in positions which could be viewed as having both influence upon, and conflicting interests with respect to, the Investment Transaction.

   Pursuant to the memorandum of understanding, the Company has agreed that the votes cast by the following three additional directors of the Company will not be counted in determining whether the Investment Proposal has been approved for purposes of the second vote requirement:

  . Andrew M. Walker, who as of the record date for the annual meeting was entitled to vote up to 194,706 shares of common stock on the Investment Proposal;

  . James H. Black, Jr., who as of the record date for the annual meeting was entitled to vote up to 144,646 shares of common stock on the Investment Proposal; and

  . Larry F. Williams, who as of the record date for the annual meeting was entitled to vote up to 10,037 shares of common stock on the Investment Proposal.

For additional information concerning the shares of the Company's common stock beneficially owned by these directors, see "Election of Directors--Security Ownership--Security Ownership of Directors, Director Nominees and Executive Officers" on pages 60-63 of the proxy statement. As described on pages 19, 21 and 29 of the proxy statement, Mr. Walker directly owns Holding common stock and options to purchase Holding common stock, Mr. Black directly owns Holding common stock, and Mr. Williams is a limited partner in investment funds which include Holding common stock in their portfolios. These three directors have informed the Company that they intend to vote their shares of Company common stock in favor of the Investment Proposal. Their affirmative votes will be counted solely in determining whether the Investment Proposal is approved for purposes of the Nasdaq vote requirement.

   Holding and the ten directors of the Company whose affirmative votes will not be counted in determining whether the Investment Proposal has been approved for purposes of the second vote requirement collectively are entitled to vote on the Investment Proposal up to approximately 22.7% of the common stock outstanding as of the record date for the annual meeting.

   Under the second vote requirement, other than the ten directors of the Company referred to above, the Company will count for purposes of determining approval of the Investment Transaction the votes cast by stockholders of the Company who may have a financial interest in Holding. Those other stockholders include directors of Holding who are not also directors or officers of the Company, as well as certain affiliates and certain immediate family members or other relatives of any Holding director. Based on information furnished to it by those stockholders, the Company believes that the three Holding directors who are not also directors or officers of the Company own approximately 5.7% of the common stock of the Company entitled to be voted on the Investment Proposal. One of the three directors, J. Smith Lanier, is the uncle of Campbell
B. Lanier, III, the Company's Chairman. Immediate family members or other relatives of Holding directors, certain affiliates of those directors and other Holding stockholders may hold additional shares of the Company's common stock.

   The holders of the Company's common stock whose votes will be counted for purposes of determining approval of the Investment Transaction under the second vote requirement constitute the holders of a majority of the common stock outstanding as of the record date for the annual meeting. Of the shares of common stock entitled to vote on matters submitted to stockholders at the Company's three previous annual meetings, approximately 83% of such shares were present in person or represented by proxy at the 1998 annual meeting, approximately 81% of such shares were present in person or represented by proxy at the 1999 annual meeting and approximately 65% of such shares were present in person or represented by proxy at the 2000 annual meeting.

                              Investment Proposal

Some Possible Effects of the Investment Transaction

   Under the pricing formula in the investment agreement, the highest possible initial conversion price and exercise price of Series B preferred stock and warrants issued at any closing will be $8.74 per share of common stock. On May 25, 2001, the latest practicable date before the printing of this supplement, the price of the last trade of the common stock, as reported by the Nasdaq National Market, was $5.55 per share. If the initial conversion price of the Series B preferred stock and exercise price of the warrants had been calculated based on the average of the last trading prices of the common stock for the 20 consecutive trading days ending on May 25, 2001 plus 15% of that amount, the initial conversion price and exercise price would have been $6.53.

   As described on pages 13-14 of the proxy statement, Holding could acquire under the investment agreement a percentage of the voting power of the Company's capital stock which, either alone or together with the voting power possessed by Holding's affiliates, would enable Holding to exercise significant influence over, or to control, major corporate decisions involving the Company and its assets. If the combined voting power exercisable by Holding and its affiliates were to equal more than 33 1/3% of the total voting power,

Holding and its affiliates acting in concert would be able to block each of the following actions, which require the affirmative vote of not less than 66 2/3% of the total number of votes of the then outstanding shares of the Company's capital stock entitled to vote generally in the election of directors, voting together as a single class:

  . any proposal to remove a director from the Board of Directors for cause pursuant to the Company's restated certificate of incorporation;

  . any proposal to amend or repeal the provisions of the certificate of incorporation relating to classification of the Board of Directors, removal of directors, changes in the authorized number of directors, filling of vacancies on the Board of Directors, election of directors by the holders of preferred stock, and limitation of liability of directors;

  . any proposal to amend or repeal the provisions of the certificate of incorporation prohibiting stockholder action by written consent instead of at a meeting, unless the consent is unanimous, and specifying the persons that may call a special meeting of the stockholders;

  . any proposal to amend or repeal the provision of the certificate of incorporation requiring the affirmative vote of at least 66 2/3% of the voting power to amend the foregoing provisions requiring a supermajority vote; and

  . any proposal to amend or repeal any provision of the Company's bylaws.

For additional information about these provisions, see "Description of Investment Transaction Documents and Securities--Some Important Charter, Bylaw and Statutory Provisions" on pages 52-53 of the proxy statement. The same blocking rights could be exercised by any other purchaser of securities issued in the Investment Transaction that, either alone or in concert with other stockholders, exercises more than 33 1/3% of the total voting power of the Company's securities.

   As of February 28, 2001, the seven directors of the Company who are also directors of Holding beneficially owned approximately 24.3% of the Company's outstanding common stock. Accordingly, ownership by Holding and its affiliates of more than 33 1/3% of the total voting power of the Company's securities could result from Holding's purchase of securities under the investment agreement representing substantially less than Holding's maximum remaining purchase commitment.

   The Company's certificate of incorporation does not require a supermajority vote of the Company's stockholders to approve a business combination or other transaction involving a change of control of the Company. However, the ownership by Holding and its affiliates of a substantial percentage of the total voting power of the Company's securities could limit the Company's ability to consummate such a transaction with a third party without the agreement of Holding and its affiliates.

Company Evaluation of Financing Alternatives

   The Company's discussions with potential private equity funding sources during the period from September 2000 through January 2001, which are described on page 18 of the proxy statement, were principally conducted by Andrew M. Walker, Vice Chairman, President and Chief Executive Officer of the Company, and Douglas A. Shumate, a Senior Vice President and the Chief Financial Officer of the Company. The Company did not make any proposals to these funding sources involving investment amounts or terms which would have resulted in a change of control of the Company. Because of the preliminary indications that these sources would be unwilling to commit sufficient amounts to meet the Company's capital needs, and because the Company's directors did not have any material affiliations with any of the potential investors, the Company's management did not pursue these financing alternatives under the direction of the Special Committee or any other special committee of the Board of Directors.

Chronology of Events Leading Up to Execution of the Investment Agreement

   Andrew M. Walker, Vice Chairman, President and Chief Executive Officer of the Company, Douglas A. Shumate, a Senior Vice President and the Chief Financial Officer of the Company, and J. Thomas Mullis, a Senior Vice President and the General Counsel of the Company, were the members of the Company's senior management who principally participated in the negotiation of the Investment Transaction with Holding under the Special Committee's direction.

   As described on pages 21-22 of the proxy statement, on February 27, 2001, Banc of America Securities LLC delivered its oral opinion to the Special Committee, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and subject to the various assumptions and limitations set forth in the written opinion, a copy of which is attached as Appendix A to the proxy statement, the consideration to be received by the Company for the issuance and sale, for a total purchase price of up to $80 million, of up to 80,000 shares of Series B preferred stock and warrants having an aggregate exercise price of up to $24 million at the initial closing of the Investment Transaction, taking into account all of the rights and obligations of the Company under the investment agreement and the related agreements, other than those rights and obligations related to the Company's exercise of its right to cause Holding to purchase additional shares of Series B preferred stock and warrants at any draw down closing of the Investment Transaction, is fair from a financial point of view to the Company. At this meeting, Banc of America Securities advised the Special Committee that since an analysis of a subsequent draw down closing of the Investment Transaction would involve a future decision involving economic and market conditions, the performance of the Company's common stock price during the applicable valuation period, the availability of other sources of capital, the identity of the purchasers, and other factors then prevailing, Banc of America Securities was not able to opine on any subsequent draw down closing of the Investment Transaction.

   The Company has a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arm's-length transactions with independent third parties. The Board of Directors determined that the Investment Transaction satisfies this policy.

   As described on page 22 of the proxy statement, Holding agreed on April 12, 2001 to waive as a condition to its obligation to purchase any securities under the investment agreement the execution of amendments to the change of control provisions in the Company's senior note indentures and senior credit agreements. The purpose of the proposed amendments was to exclude from the application of the change of control provisions the acquisition of the Company's securities pursuant to the Investment Transaction by Holding and other investors, and to the transfer by Holding, Campbell B. Lanier, III and their respective affiliates of those securities to other persons. The Company sought the waiver from Holding after the Company determined that it would not be feasible for it to obtain the proposed amendments. Because the Company did not obtain these amendments, the change of control provisions will apply to, and under certain circumstances potentially could be triggered by, the Investment Transaction, as described in the proxy statement. In agreeing to waive the closing condition, Holding also agreed to limit the conversion and as-converted voting rights of the Series B preferred stock and the exercise rights of the warrants to the extent required to prevent the occurrence of a change of control of the Company under the senior note indentures and senior credit agreements. These limitations are described on pages 46, 48 and 50 of the proxy statement. On April 12, 2001, in consideration for the waiver and Holding's agreement to the new limitations on the rights of the Series B preferred stock and warrants, the Board of Directors, acting subsequent to the unanimous recommendation of the Special Committee, agreed to extend the term of the warrants from seven years, as originally provided for in the investment agreement, to ten years.

Reduction of Holding's Purchase Commitment

   As described on pages 5 and 32 of the proxy statement, Holding's purchase commitment under the investment agreement will be reduced by $1.00 for each $1.00 of net proceeds the Company receives from the sale of common stock in other capital-raising transactions, and by $1.00 for each $1.33 of net proceeds the Company receives from the sale of debt securities or other preferred stock that requires the payment of cash dividends. The Board of Directors, a majority of whose members are also directors of Holding, will determine whether to authorize the Company to raise additional capital through sales of these securities. Under the amendment to the investment agreement described above in this supplement under "Recent Developments--Amendment to Investment Agreement," Holding's purchase commitment must be reduced first as a result of these transactions before the purchase commitments of SCANA and HBK will be reduced.

Approval of the Investment Transaction by the Holder of the Series A Convertible Preferred Stock

   As described on page 37 of the proxy statement, the investment agreement provides that the approval of the Investment Transaction by the holder of the Company's Series A Convertible Preferred Stock is a condition to the obligations of the Company and of Holding at each closing under the investment agreement. SCANA is the beneficial owner of all of the issued and outstanding shares of the Series A Convertible Preferred Stock. As described above in this supplement under "Recent Developments--Assignment of $50 Million Purchase Commitment by Holding," SCANA has agreed to purchase up to 25,000 shares of Series B preferred stock and related warrants having a total exercise price of up to $7.5 million under the investment agreement. William B. Timmerman, the Chairman, President and Chief Executive Officer of SCANA, is a director of the Company and a director of Holding. For a description of Mr. Timmerman's affiliations, see page 58 of the proxy statement.

                          Stock Option Plan Proposals

Stock Option Exchange

   As described on page F-18 of the Company's audited financial statements forming part of the proxy statement, the Company offered on December 12, 2000 to exchange for new options those options outstanding under the ITC/\DeltaCom, Inc. 1997 Stock Option Plan which had an exercise price of $18.00 or more and were held by option holders who had not received options after September 30, 2000. Pursuant to the offer, which expired on January 12, 2001, the Company accepted for exchange options to purchase 2,084,983 shares of common stock. None of the Company's executive officers or directors tendered any of their options in the offer. Subject to the terms and conditions of the offer, the Company will issue new options to purchase up to an aggregate of 2,084,983 shares of common stock to employees in exchange for such tendered options no earlier than six months and one day after January 12, 2001. The per share exercise price of the new options will equal the last reported sale price of the common stock on the Nasdaq National Market on the grant date of the new options.

Amendment in 2000 to ITC/\DeltaCom, Inc. 1997 Stock Option Plan

   As described on page F-17 of the Company's audited financial statements forming part of the proxy statement, at the 2000 annual meeting of the Company's stockholders, which was held on May 11, 2000, the stockholders approved an increase in the number of shares of common stock that may be issued pursuant to the ITC/\DeltaCom, Inc. 1997 Stock Option Plan from 7,815,000 shares to 9,815,000 shares. At the 2001 annual meeting, stockholders will be asked to consider and vote upon a proposal to amend the plan to increase the number of shares of common stock available for issuance under the plan from 9,815,000 shares to 13,815,000 shares.

                           INCORPORATION BY REFERENCE

   This supplement is accompanied by the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001, excluding the exhibits to such Form 10-
Q. The following portions of the quarterly report are incorporated by reference into this supplement and are considered a part of the proxy statement:

  . Item 1 Financial Statements;

  . Item 2 Management's Discussion and Analysis of Financial Condition and
    Results of Operations; and

  . Item 3 Quantitative and Qualitative Disclosures About Market Risk.

   Stockholders are urged to read carefully those portions of the quarterly report.

                                          By Order of the Board of Directors,

                                          /s/ Andrew M. Walker

                                          Andrew M. Walker
                                          Vice Chairman, President and Chief
                                          Executive Officer

Dated: May 31, 2001

                                                                      APPENDIX A

                          MEMORANDUM OF UNDERSTANDING

   WHEREAS, there is now pending in the Court of Chancery of the State of Delaware, in and for New Castle County ("Chancery Court"), an action entitled Osher v. ITC Holding Company, Inc., et al., Civil Action No. 18837 ("the Action");

   WHEREAS, the Action was filed as a putative class action on behalf of the stockholders of ITC/\DeltaCom, Inc. ("DeltaCom"), other than the defendants and their affiliates and associates, and names as defendants ITC Holding Company, Inc. ("Holding"), DeltaCom, and the members of DeltaCom's board of directors;

  WHEREAS, the Action seeks injunctive relief, declaratory relief, and damages on the ground that the actions of the defendants in connection with an Investment Agreement dated as of February 27, 2001 between DeltaCom and Holding (the "Investment Agreement") and with the approval and amendment of the 1997 Stock Option Plan (the "1997 Stock Option Plan") of DeltaCom (the proposed Investment Agreement and consummation of the transactions contemplated thereby and approval and amendment of the 1997 Stock Option Plan together will be referred to as the "Transactions") constitute breaches of fiduciary duty by the individual defendants and Holding in that, among other things, the consideration offered and the terms of the Investment Agreement are allegedly unfair to DeltaCom and its stockholders and the proxy statement dated April 18, 2001 of DeltaCom relating to the Transactions (the "Proxy Statement") is allegedly incomplete and misleading;

   WHEREAS, following preliminary analysis by plaintiff's counsel of documents and information relating to the Transactions and negotiations between and among the parties, counsel for the parties have reached an agreement in principle providing for the settlement of the Action on the terms and conditions set forth below; and

   WHEREAS, counsel for the parties believe that the proposed settlement (the "Settlement") is in the best interests of the parties and of DeltaCom and its stockholders;

   IT IS HEREBY AGREED IN PRINCIPLE AS FOLLOWS:

   1. The defendants have agreed that the terms of the Transactions and the Proxy Statement will be amended as follows:

   (a) Amendment to Investment Agreement. DeltaCom, Holding, and any other applicable investors will enter into an amendment to the Investment Agreement (which shall be substantially in the form of Exhibit A hereto) to provide, inter alia, for the following additional provisions (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement):

     (i) Draw Down Authority. Each Draw Down under the Investment Agreement will be conditioned upon the prior approval and authorization of such Draw Down by a special committee of the DeltaCom Board (the "Special Committee"). The Special Committee will initially be composed of James V. Martin and Larry F. Williams and thereafter will include only such additional or replacement directors who are selected by a majority of the members of the Special Committee and who are not affiliated with, and do not have a direct ownership interest in the capital stock of, any purchaser of Securities pursuant to the applicable proposed Draw Down under the Investment Agreement at the time of the Special Committee's determination to grant or withhold its approval and authorization of such Draw Down.

     (ii) Special Committee Procedures. Prior to its approval and authorization of any Draw Down under the Investment Agreement, the Special Committee will engage a nationally recognized investment bank to undertake and present to the Special Committee a review of the alternative financing options then available to DeltaCom. This review will include an assessment by such investment bank of the following matters:

    . the state of public debt, public equity, and public convertible securities markets and DeltaCom's ability to participate in such markets;

    .  potential private market alternative financing arrangements; and

    .  prospects for financing from strategic investors.

   The Special Committee will consider these matters in the context of timing requirements, execution risk, and other factors which the Special Committee shall deem appropriate.

   (b) Modification of Stockholder Approval Requirements. In addition to the stockholder vote to approve the Investment Agreement required under rules of the National Association of Securities Dealers, Inc., approval of the Investment Agreement requires satisfaction of a second stockholder vote requirement, which is referred to in the Proxy Statement as the "majority of the minority vote requirement." As described in the Proxy Statement, the Special Committee conditioned its recommendation of the Investment Agreement upon the approval of holders of a majority of the shares of Common Stock present in person or represented by proxy at the 2001 annual meeting of stockholders of DeltaCom (the "Annual Meeting") that are not held by Holding or by the seven officers or directors of Holding who are also officers or directors of DeltaCom and voting upon the Investment Agreement.

   DeltaCom agrees that the votes cast by the following three additional directors of DeltaCom will not be counted in determining whether the Investment Agreement has been approved for purposes of the second vote requirement:

       .  Andrew M. Walker;

       .  James H. Black, Jr.; and

       .  Larry F. Williams.

Holding and the ten directors of DeltaCom whose affirmative votes will not be counted in determining whether the Investment Agreement has been approved for purposes of the second vote requirement collectively are entitled to vote on the Investment Agreement up to approximately 22.7% of the Common Stock outstanding as of the record date for the Annual Meeting.

   (c) Modifications to Proxy Statement. In connection with submission of the approval of the Investment Agreement and approval and amendment of the 1997 Stock Option Plan to its stockholders at the Annual Meeting, DeltaCom has agreed to provide its stockholders with certain additional disclosures in the form of a proxy supplement to the Proxy Statement. DeltaCom agrees that the proxy supplement will be substantially in the form of Exhibit B hereto.

   (d) Adjournment of Annual Meeting. The Annual Meeting to vote on, among other things, the Transactions was originally scheduled to be held on May 18, 2001. DeltaCom has agreed to convene the Annual Meeting on May 18, 2001 as originally scheduled and adjourn the meeting without a vote on any proposal. The adjourned Annual Meeting will be held not earlier than June 4, 2001.

   2. The parties to the Action will use their best efforts to agree upon and execute not later than June 4, 2001 an appropriate Stipulation of Settlement containing the terms and conditions set forth in this Memorandum of Understanding and such other terms and conditions as are customary in such settlement agreements (the "Stipulation") and such other documentation as may be required in order to obtain final court approval of the Settlement and the dismissal of the Action upon the terms set forth in this Memorandum of Understanding (collectively the "Settlement Documents"). The Stipulation will expressly provide, inter alia, for certification of a non-opt out class for settlement purposes (consisting of all record and beneficial stockholders of DeltaCom who held Common Stock at any time during the period beginning March 28, 2001 through and including the date of the adjourned Annual Meeting, other than the individual defendants and their immediate families and Holding), and entry of a judgment of dismissal. The Stipulation will further provide that the defendants have denied and continue to deny that they have committed or attempted to commit any violations of law or breaches of duty to DeltaCom or its stockholders or otherwise; that the defendants are entering into the Stipulation solely because the proposed Settlement as described above would eliminate the burden, risk, and expense of further litigation; and that any of the defendants shall have the right to withdraw from the proposed Settlement in the event that any claims related to the subject matter of the Action are commenced against any person in any court prior to final approval of the Settlement, and if, following the defendants' best efforts to obtain dismissal of such other action(s), such claims are not dismissed or stayed in contemplation of the Settlement of the Action.

   3. In consideration for the terms and conditions of the Stipulation, any and all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters, and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal or state securities laws, or otherwise) by or on behalf of the plaintiff in the Action and/or any and all of the members of the class, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity against defendants in the Action, and/or any of their families, parent entities, associates, affiliates, subsidiaries, transferees, or assignees (including, but without limitation, SCANA Corporation, SCANA Communications Holdings, Inc. and HBK Master Fund L.P.) and each and all of their respective past, present, or future officers, directors, stockholders, representatives, employees, attorneys, financial advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors, and assigns (collectively, the "Released Persons") which have arisen, could have arisen, arise now, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, set forth, or otherwise related, directly or indirectly, to the Action, the Transactions, or any proxy material, opinions given by investment bankers, public filings or statements (including, but not limited to, public statements) by any of the defendants or any other Released Persons in connection with the Action or the Transactions shall be fully, finally, and forever compromised, settled, discharged, dismissed with prejudice, and released.

   4. The parties to the Action will use their best efforts to obtain as soon as practicable Final Approval (as defined herein) of the Settlement and the dismissal of the Action with prejudice as to all claims asserted or which could have been asserted in the Action against the defendants and the other Released Persons and without costs to any party (other than counsel fees and expenses as provided below in Paragraph 6). As used herein, "Final Approval" of the Settlement means that the Chancery Court has entered an order approving the Settlement without any material modification and that such order is finally affirmed on appeal or is no longer subject to appeal.

   5. The consummation of the Settlement is subject to: (a) the drafting and execution of the Settlement Documents; (b) the completion by the plaintiff of reasonable and relevant discovery (including document and deposition discovery) in the Action, the scope of such discovery to be reasonably satisfactory to plaintiff's counsel, subject to an agreed-upon protective order where necessary; (c) Final Approval (as defined above in Paragraph 4) of the Settlement and dismissal of the Action with prejudice and without awarding costs to any party (except as provided below in Paragraph 6); (d) approval of the Investment Agreement and the 1997 Stock Option Plan and approval of amendment of the 1997 Stock Option Plan by the stockholders of DeltaCom pursuant to the revisions referenced in this Memorandum of Understanding and such other revisions, if any, as may be agreed by the parties; and (e) dismissal with prejudice (or otherwise on terms acceptable to defendants' counsel in their sole discretion) of any other action relating to the same or substantially the same underlying facts brought by any member of the class or any other person; provided, however, that the several conditions set forth collectively in (d) and (e) may be waived, in whole or in part, by the written consent of all defendants in the Action. This Memorandum of Understanding shall be null and void and of no force and effect should any of these conditions not be met (or, as to (d) and (e) of this Paragraph, waived as provided herein) or should plaintiff's counsel in the Action determine after discovery that the Settlement is not fair and reasonable and, in that event, this Memorandum of Understanding shall neither be deemed to prejudice in any way the positions of the parties with respect to the Action nor entitle any party to recover any costs or expenses incurred in connection with the implementation of this Memorandum of Understanding.

   6. Plaintiff's counsel intend to apply to the Chancery Court for an award of attorneys' fees in an aggregate amount not to exceed $340,000 and actual expenses in an aggregate amount not to exceed $7,500. Defendants agree that they will not oppose such an application filed in accordance with this paragraph. DeltaCom shall be obligated to pay any such award of attorneys' fees and expenses within three (3) business days after all of the conditions set forth above in Paragraph 5 have been satisfied or waived as provided therein. DeltaCom shall pay the out-of-pocket costs and expenses related to providing notice of the Settlement to the class.

Dated: May 29, 2001.

Schiffrin & Barroway, LLP                King & Spalding

/s/ Gregory M. Castaldo                  /s/ M. Robert Thornton
----------------------------             ----------------------------
Richard S. Schiffrin                     M. Robert Thornton
Gregory M. Castaldo                      191 Peachtree Street
3 Bala Plaza East, Suite 400             Atlanta, GA 30303
Bala Cynwyd, PA 19004                    (404) 572-4600
(610) 667-7706



Prickett, Jones & Elliott                Morris, Nichols, Arsht & Tunnell
Michael Hanrahan                         A. Gilchrist Sparks III
Elizabeth M. McGeever                    1201 North Market Street
1310 King St., P.O. Box 1328             P.O. Box 1347
Wilmington, DE 19899                     Wilmington, DE 19899
(302) 688-6500

                                         (302) 658-9200

Attorneys for Plaintiff                  Attorneys for Defendant
                                         ITC Holding Company, Inc.

Ashby & Geddes                            Richards, Layton & Finger, P.A.


/s/ Lawrence C. Ashby                     /s/ Raymond J. DiCamillo
-----------------------------             -----------------------------
Lawrence C. Ashby                         Jesse A. Finkelstein
Philip Trainer, Jr.                       Raymond J. DiCamillo
222 Delaware Avenue                       One Rodney Square
17th Floor                                P.O. Box 551
Wilmington, DE 19899                      Wilmington, DE 19899
(302) 654-1888

                                          (302) 658-6541

Attorneys for Defendants                  Attorneys for Defendants
ITC/\/\DeltaCom, Inc.                     Larry F. Williams
Campbell B. Lanier, III                   James V. Martin
William H. Scott, III
Andrew M. Walker
William B. Timmerman
James H. Black, Jr.
O. Gene Gabbard
Robert A. Dolson
William T. Parr
Donald W. Burton

                                                                      APPENDIX B

                                AMENDMENT NO. 1
                                       TO
                              INVESTMENT AGREEMENT

   AMENDMENT NO. 1 TO INVESTMENT AGREEMENT, dated as of May 29, 2001 (this "Amendment"), made by and among ITC/\DeltaCom, Inc., a Delaware corporation (the "Company"), ITC Holding Company, Inc., a Delaware corporation ("Holding"),
SCANA Corporation, a South Carolina corporation ("SCANA"), and HBK Master Fund L.P., a Cayman Islands limited partnership ("HBK").

                             W I T N E S S E T H :

   WHEREAS, upon the terms and subject to the conditions set forth in the Investment Agreement, dated as of February 27, 2001, between the Company and Holding (the "Agreement"), the Company has agreed to sell to Holding and Holding has agreed to purchase from the Company (i) up to 150,000 shares in multiple series of cumulative convertible preferred stock, par value $.01 per share, of the Company (the "Series B Preferred Stock") and (ii) warrants (the "Warrants") to purchase shares of the Common Stock, par value $.01 per share, of the Company (the "Common Stock");

   WHEREAS, pursuant and subject to Section 9.6 of the Agreement, Holding has assigned to SCANA the right of Holding under the Agreement to purchase up to 25,000 shares of Series B Preferred Stock for an aggregate purchase price of up to $25,000,000 and related Warrants having an aggregate exercise price of up to $7,500,000, together with the obligations of Holding under the Agreement with respect to the purchase of such Series B Preferred Stock and Warrants (the "Assignment to SCANA");

   WHEREAS, pursuant and subject to Section 9.6 of the Agreement, Holding has assigned to HBK the right of Holding under the Agreement to purchase up to 25,000 shares of Series B Preferred Stock for an aggregate purchase price of up to $25,000,000 and related Warrants having an aggregate exercise price of up to $7,500,000, together with the obligations of Holding under the Agreement with respect to the purchase of such Series B Preferred Stock and Warrants (the "Assignment to HBK"); and

   WHEREAS, the Company, Holding, SCANA and HBK wish to enter into this Amendment to amend the Agreement in connection with the Assignment to SCANA and the Assignment to HBK and to provide for certain other amendments to the Agreement;

   NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

   1. Defined Terms; Definitions. Capitalized terms that are used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement. Capitalized terms that are used in this Amendment and defined herein shall have the same meanings in the Agreement, as amended by this Amendment. The following terms shall have the following meanings:

      "Draw Down Floor Price" shall mean, with respect to any Draw Down Closing, the price per share of Common Stock which is equal to 80% of the Draw Down Notice Price.

      "Draw Down Notice Price" shall mean, with respect to any Draw Down Closing, the average of the daily Market Prices of the Common Stock for the 20 consecutive trading days ending on the Business Day immediately preceding the date of the Draw Down Notice delivered by the Company with respect to such Draw Down Closing.

      "Draw Down Reference Price" shall mean, with respect to any Draw Down Closing, the average of the daily Market Prices of the Common Stock for the 20 consecutive trading days ending on the second Business Day immediately preceding the scheduled Closing Date for such Draw Down Closing.

      "Litigation" shall mean the action entitled Osher v. ITC Holding Company, Inc., et al., Civil Action No. 18837, filed in the Court of Chancery of the State of Delaware, in and for New Castle County.

      "Market Price" shall have the meaning given to such term in the Series B Certificate of Designation.

      "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended, or any successor federal statute, in each case as the same shall be in effect at the time.

      "Securities Purchase Percentage" shall mean, with respect to any Purchaser, the percentage of the aggregate purchase price of the Preferred Shares to be issued and sold by the Company at any Closing that such Purchaser shall be obligated to purchase at such Closing. Before any reduction of the Commitment Amount pursuant to Section 1.1(c) of the Agreement, as amended by this Amendment, such percentage shall equal:

                (i)   with respect to Holding, 66.666%;

                (ii)  with respect to SCANA, 16.667%; and

                (iii) with respect to HBK, 16.667%.

After any reduction of the Commitment Amount pursuant to Section 1.1(c) of the Agreement, as amended by this Amendment, the Securities Purchase Percentage for any Purchaser as of any date shall be the amount, expressed as a percentage, which is obtained by dividing (x) the aggregate purchase price of the Preferred Shares which may be issued and sold by the Company to such Purchaser under the Agreement from and after such date by (y) the aggregate purchase price of the Preferred Shares which may be issued and sold by the Company to all Purchasers under the Agreement from and after such date.

      "Special Committee" shall mean the special committee of the Company Board which is composed of James V. Martin and Larry F. Williams as of the date of this Amendment and which thereafter shall include only such additional or replacement directors who are selected by a majority of the members of such special committee and who, with respect to any Draw Down Closing, are not affiliated with, and do not have a direct ownership interest in the capital stock of, any prospective purchaser of Securities pursuant to such Draw Down Closing at the time of the determination of the Special Committee with respect to such Draw Down Closing pursuant to Section 4.17 of the Agreement, as amended by this Amendment.

   2. Assignments. (a) The Company hereby acknowledges the Assignment to SCANA and the Assignment to HBK.

      (b) By executing and delivering this Amendment, SCANA and HBK each shall be deemed a Purchaser and a Permitted Assignee under the Agreement and, except as expressly provided in the Agreement, as amended by this Amendment, SCANA and HBK each shall be bound by all of the terms, conditions and covenants of the Agreement that are applicable to the Purchaser and to Securities held by the Purchaser. Except as expressly provided in the Agreement, as amended by this Amendment, each reference in the Agreement to "Purchaser" shall be to each of Holding, SCANA and HBK and each reference in the Agreement, as amended by this Amendment, to "Purchasers" shall be to all of Holding, SCANA and HBK.

      (c) The obligations of each Purchaser under the Agreement are several and not joint with the obligations of any other Purchaser, and, subject to Holding's obligations pursuant to the third sentence of Section 9.6 of the Agreement, no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser. Nothing contained in this Amendment or the Agreement shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

      3. Representation and Warranty of the Company. The Company represents and warrants to each Purchaser that it is an "exempt telecommunications company" as defined in Section 34(a)(1) of PUHCA (an "ETC").

      4. Representations and Warranties of SCANA and HBK. (a) SCANA and HBK, severally and not jointly, hereby make to the Company as of the date of this Amendment and as of each Closing Date each of the representations and warranties set forth in Article III of the Agreement, excluding the representations and warranties set forth in the last sentence of Section 3.2 and in Sections 3.6 and 3.14 of the Agreement. The representations and warranties of SCANA set forth in the last sentence of Section 3.9 and in
Section 3.10(ii)(a) of the Agreement and in the second sentence of Section 4(b)(iii) of this Amendment are made subject to the qualification that the representation and warranty of the Company set forth in Section 3 of this Amendment is true and correct.

      (b) SCANA further represents and warrants to the Company as of the date of this Amendment and as of each Closing Date as follows:

           (i)   SCANA has total assets of at least $250,000,000.

           (ii) SCANA's principal offices and the offices in which it made its decision to purchase the Securities are located in the State of South Carolina.

           (iii) SCANA is registered with the SEC as a public utility holding company under PUHCA. Neither the execution, delivery or performance by SCANA of this Amendment nor the performance by SCANA of the Agreement, as amended by this Amendment, or any of the other Transaction Documents to which SCANA is a party, including the acquisition and ownership of the Securities by SCANA, shall result in the Company or any of its Subsidiaries becoming subject to regulation pursuant to PUHCA or the rules and regulations promulgated thereunder (the "PUHCA Regulations") other than such regulation which is applicable to an ETC that is an affiliate of a public utility holding company registered under PUHCA. Neither the Company nor any of its Subsidiaries shall be required prior to, in connection with, or as a result of the acquisition and ownership of Securities by SCANA to make or obtain any Consents, Approvals and Filings with the SEC, the Federal Communications Commission or any other Governmental Entity pursuant to PUHCA or the PUHCA Regulations, other than a filing by the Company with, and a determination by, the Federal Communications Commission with respect to the Company's status as an ETC.

      (c) HBK further represents and warrants to the Company as of the date of this Amendment and as of each Closing Date as follows:

           (i) HBK has total assets of at least $250,000,000 and is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

           (ii) The principal offices of HBK's discretionary investment manager and the offices in which such investment manager made its decision to purchase the Securities are located in the State of Texas.

           (iii) As of the date of this Amendment, HBK is the beneficial owner of less than 5% of the Common Stock outstanding as of such date.

           (iv) Neither HBK nor any Affiliate of HBK shall be required to make or obtain any Consents, Approvals and Filings under the HSR Act in order to purchase Preferred Shares and Warrants at the Initial Closing.

   5. Amendment of Section 1.1. (a) Section 1.1(a) of the Agreement is hereby amended by deleting clause (ii) of the first sentence thereof and substituting in lieu thereof the following:

           (ii) Warrants having an initial exercise price per share of Common Stock that is equal to the Applicable Conversion Price (as defined in Section 1.5) of the Preferred Shares issued and sold at such Closing.

      (b) The second paragraph of Section 1.1(b) of the Agreement is hereby amended by adding the following sentence to the end of such paragraph:

    For purposes of this paragraph, the references to the Purchaser shall mean Holding.

      (c) Section 1.1(c) of the Agreement is hereby amended by adding the following sentence to the end of Section 1.1(c):

    Any reduction in the Commitment Amount pursuant to the immediately preceding sentence shall first reduce the aggregate purchase price of the Preferred Shares and Warrants which Holding is obligated to purchase during the Commitment Period until such obligation of Holding is reduced to $0, and shall then reduce, on a pro rata basis in accordance with their respective Securities Purchase Percentages, the purchase price of the Preferred Shares and Warrants which the other Purchasers are obligated to purchase during the Commitment Period.

      (d) Section 1.1 is hereby amended by adding the following paragraph (d):

           (d) References in this Section 1.1 to the sale of Preferred Shares and Warrants to the Purchaser at any Closing shall mean, as to each Purchaser, the Securities Purchase Percentage of such Purchaser. The obligations of each Purchaser to purchase Preferred Shares and Warrants pursuant to Section 1.1 shall be several and not joint.

   6. Amendment of Section 1.3. Section 1.3(a) of the Agreement is hereby amended by adding the following provisions to the end of Section 1.3(a):

    Notwithstanding any other provision of this Agreement, the Company shall have the right, but shall not be obligated, to withdraw any Draw Down Notice and to terminate its obligation under this Agreement to issue the Preferred Shares and Warrants specified in such Draw Down Notice if, with respect to the Draw Down Closing specified in such Draw Down Notice, (i) the Draw Down Reference Price is less than the Draw Down Floor Price and (ii) the Applicable Conversion Price (as calculated in accordance with Section 1.5) of such Preferred Shares would be less than the Initial Series B Conversion Price (as defined in Section 1.5). To exercise such right of withdrawal with respect to any scheduled Draw Down Closing Date, the Company shall provide each Purchaser with written notice of exercise of such withdrawal not later than the second Business Day immediately preceding such scheduled Draw Down Closing Date.

   7. Amendment of Section 1.5. Section 1.5 of the Agreement is hereby amended by deleting the second sentence thereof and substituting in lieu thereof the following sentence:

    The Applicable Conversion Price of the Preferred Shares that shall be issued and sold to the Purchaser on each Draw Down Closing Date shall be equal to the lower of (a) the Initial Series B Conversion Price or (b) the sum of (A) the average of the daily Market Prices of the Common Stock for the 20 consecutive trading days ending on the second Business Day immediately preceding such Draw Down Closing Date plus (B) 15% of the amount specified in clause (A).

   8. Amendment of Article II. (a) Section 2.8 of the Agreement is hereby amended by adding the following after "securities laws" in clause (iii)(c):

    or under PUHCA in connection with a determination by the Federal Communications Commission with respect to the Company's status as an ETC,

      (b) Section 2.11 of the Agreement is hereby amended by inserting "Robert
W. Baird & Co. Incorporated," immediately before "Banc of America Securities
LLC."

   9. Amendment of Section 4.5. Section 4.5 of the Agreement is hereby amended by deleting "May 31, 2001" and substituting in lieu thereof "June 30, 2001."

   10. Amendment of Section 4.11. Section 4.11(a) of the Agreement is hereby amended by adding the following sentences to the end of Section 4.11(a):

    Notwithstanding the preceding sentence, if the Purchaser or any of its authorized representatives becomes legally required pursuant to applicable law or regulation (including securities laws or regulations or the regulations of the NMS or any applicable stock exchange) or regulatory, legal or judicial process (including by deposition, interrogatory, request for documents, subpoena or similar process) to disclose any of the Confidential Information, the Purchaser shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy or waive in writing compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained and such a written waiver has not been received from the Company that would permit such required disclosure, the Purchaser and its authorized representatives shall disclose only that portion of the Confidential Information which the Purchaser is advised in the opinion of its counsel is legally required to be disclosed and shall take all reasonable steps to preserve the confidentiality of the Confidential Information by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

   11. Amendment of Article IV. Article IV of the Agreement is hereby amended by adding a new Section 4.17, which shall read in its entirety as follows:

       4.17 Special Committee Approval. The Company shall not issue and sell any Preferred Shares or Warrants at any Draw Down Closing unless the Special Committee shall have authorized and approved such issuance and sale by the Company at such Draw Down Closing before the Company's delivery of the Draw Down Notice with respect to such Draw Down Closing. Before the Special Committee acts to grant or withhold such authorization and approval, the Special Committee shall engage a nationally recognized investment bank to undertake and present to the Special Committee a review of alternative financing options then available to the Company. Such review shall include an assessment by such investment bank of the following matters:

           (i) the state of public debt, public equity and public convertible securities markets and the Company's ability to participate in such markets;

           (ii)  potential private market alternative financing arrangements;
                 and

           (iii) prospects for financing from strategic investors.

    In determining whether to authorize and approve the issuance and sale of Preferred Shares and Warrants at any Draw Down Closing, the Special Committee shall consider the foregoing matters in the context of timing requirements, execution risk and other factors which the Special Committee shall deem appropriate.

   12. Amendment of Section 5.2. Section 5.2 of the Agreement is hereby amended by adding the following paragraph (c):

       (c) SCANA shall not Transfer any of the Securities held by SCANA to any Affiliate of SCANA whose acquisition or ownership of such Securities would reasonably be likely to result in the Company or any of its Subsidiaries becoming subject to regulation pursuant to PUHCA or the PUHCA Regulations other than such regulation which is applicable to an ETC that is an affiliate of a public utility holding company registered under PUHCA.

   13. Amendment of Section 5.4. Section 5.4 of the Agreement is hereby amended and restated in its entirety as follows:

       5.4 No Short Sales. (a) From the date of this Agreement through the expiration of the Commitment Period, except as provided in Section 5.4(b) with respect to HBK and HBK's Affiliates, the Purchaser shall comply, and shall use its commercially reasonable efforts to cause its Affiliates to comply, with Section 16(c) of the Exchange Act with respect to transactions in the Common Stock to the same extent as if Section 16(c) of the Exchange Act applied by its terms to the Purchaser and such Affiliates.

       (b) Section 5.4(a) shall not apply to HBK or its Affiliates, which shall instead be subject to this Section 5.4(b). From the date of this Agreement until such date as HBK no longer owns any Securities, HBK shall not engage in any Short Sales and shall use its commercially reasonable efforts to cause its Affiliates not to engage in any Short Sales. For purposes of this Section 5.4(b), "Short Sale" shall mean, with respect to HBK or any Affiliate thereof, a sale of Common Stock executed at a time when HBK or such Affiliate, as the case may be, has no equivalent offsetting long position in the Common Stock. For purposes of determining whether HBK or any Affiliate thereof has an equivalent offsetting long position in the Common Stock, the following shares of Common Stock shall be included as if held long by HBK or such Affiliate as of any date:

           (i) shares of Common Stock issuable within 60 days after such date upon conversion or exercise of convertible securities, including Preferred Shares and Warrants, but excluding Convertible Notes acquired by HBK or such Affiliate after May 1, 2001, which are issued and outstanding and owned by HBK or such Affiliate as of such date;

           (ii) shares of Common Stock issuable upon conversion or exercise of Preferred Shares and Warrants to be issued and sold to HBK at
                 (A) the Initial Closing and (B) any Draw Down Closing as set forth in the Draw Down Notice relating to such Draw Down Closing, from and after the date the Company shall deliver such Draw Down Notice to HBK; and

           (iii) shares of Common Stock which HBK or such Affiliate shall be obligated to purchase pursuant to any contract other than this Agreement within 60 days after such date.

    For the avoidance of doubt, a call option shall not be deemed to be a contract of the type referred to in clause (iii) above. In engaging in transactions in the Common Stock, HBK shall comply, and shall use its commercially reasonable efforts to cause its Affiliates to comply, with Sections 9 and 10 of the Exchange Act and the regulations thereunder.

   14. Amendment of Article VI. Holding, SCANA and HBK hereby agree with the Company that the pendency of the Litigation shall not constitute a failure of any condition to the obligations of Holding, SCANA or HBK to consummate the transactions contemplated by the Agreement to be consummated at any Closing if there is filed with the Court of Chancery of the State of Delaware, in and for New Castle County, before the Initial Closing a Stipulation of Settlement on substantially the same terms and conditions which are set forth in the Memorandum of Understanding dated May 29, 2001 with respect to the Litigation.

   15. Amendment of Section 7.1. Section 7.1(b) is hereby amended by deleting "June 30, 2001" and substituting in lieu thereof "July 31, 2001."

   16. Amendment of Section 7.2. Section 7.2 of the Agreement is hereby amended by deleting therefrom the reference to Sections "4.1, 4.11, 9.2, 9.3, 9.4, 9.8, 9.9, 9.15, 9.16 and 9.17" and substituting in lieu thereof the reference to Sections "4.1, 4.6, 4.8, 4.11, 9.1, 9.2, 9.3, 9.4, 9.8, 9.9, 9.13, 9.14, 9.15,
9.16, 9.17 and 9.18."

   17. Amendment of Section 9.1. Section 9.1 of the Agreement is hereby amended by deleting clause (ii) of the definition of "Maximum Draw Down Amount" set forth in Section 9.1 and substituting in lieu thereof the following:

           (ii) for the initial Draw Down, $40,000,000, and for any subsequent Draw Down, $30,000,000.

   18. Amendment of Section 9.11. Section 9.11 of the Agreement is hereby amended by deleting the first sentence thereof and substituting in lieu thereof the following sentence:

    The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent thereto of the Company, Holding, SCANA and HBK; provided that the consent of SCANA and HBK shall not be required to amend this Agreement solely in connection with the assignment by Holding of its right to purchase Preferred Shares and Warrants under the Agreement in accordance with Section 9.6 of the Agreement unless such amendment adversely affects the rights of SCANA or HBK hereunder, in which event SCANA or HBK, as the case may be, shall be required to consent to such amendment before it shall become effective.

   19. Amendment of Section 9.9. Section 9.9 of the Agreement is hereby amended by deleting the last sentence thereof and substituting in lieu thereof the following sentence:

    Notices, demands, requests, consents or other communications required or desired to be delivered to any Permitted Assignee or any permitted transferee of the Purchaser having rights or obligations pursuant to this Agreement shall be addressed to such Person at the address and/or to the attention of such person as such Person shall designate by written notice to the Company.

   20. Amendment of Registration Rights Agreement in the Form of Exhibit
4.13. (a) Section 4(a)(1) of the Registration Rights Agreement is hereby amended by deleting the first sentence thereof and substituting in lieu thereof the following:

    The Company shall file the Initial Shelf Registration Statement with the SEC not later than (x) 180 days following the Initial Closing Date or
    (y) such later date not later than December 31, 2001 as the Initial Purchaser shall designate in a written notice to the Company delivered within 150 days following the Initial Closing Date.

      (b) Section 6(b) of the Registration Rights Agreement is hereby amended by adding "use commercially reasonable efforts to" immediately before "ensure" in each of the first and second sentences of Section 6(b).

      (c) Section 15 of the Registration Rights Agreement is hereby amended by adding the following at the end of the first sentence of Section 15:

      ; provided, that if any such amendment, modification, supplement, waiver or consent would adversely affect any Holder of Registrable Securities relative to any Holder or Holders of Registrable Securities voting in favor of such amendment, modification, supplement, waiver or consent, such amendment, modification, supplement, waiver or consent shall also require the written consent of such Holder or Holders, as the case may be, of a majority of the outstanding Registrable Securities held by all Holders so adversely affected.

   21. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors and permitted assigns.

   22. Assignment by SCANA. From and after the date of this Amendment, SCANA shall have the right, without the prior written consent of the Company or the other Purchasers, to assign all of its rights, obligations and liabilities under the Agreement, as amended by this Amendment, to a single direct or indirect wholly owned subsidiary of SCANA, provided that, unless (i) such assignee subsidiary shall have, and shall have furnished Holding and the Company with information that establishes that it has, total assets of at least $250,000,000, or (ii) SCANA or a direct or indirect wholly owned subsidiary of SCANA with total assets of at least $250,000,000 shall have executed a guarantee, in form and scope satisfactory to Holding and the

Company, of the performance of such assignee subsidiary's obligations and liabilities under the Agreement, as amended by this Amendment, no such assignment shall relieve SCANA of its obligations or liabilities under the Agreement, as amended by this Amendment. As a condition of any such assignment, such assignee subsidiary shall be deemed to have made all of the representations and warranties of SCANA set forth in the Agreement, as amended by this Amendment (excluding the representations and warranties set forth in Sections 4(b)(i) and (b)(ii) of this Amendment, to the extent not applicable to such assignee subsidiary, and in the first sentence of Section 4(b)(iii) of this Amendment). From and after the effective date of any such assignment, all references in the Agreement, as amended by this Amendment, to SCANA shall be to such assignee subsidiary unless the context requires otherwise.

   23. Enforceability and Interpretation. It is the intention of the parties to this Amendment that the terms and provisions contained in this Amendment shall be enforceable to the fullest extent permitted by law. If any term or provision of this Amendment or the application thereof to any Person or circumstance is construed to be illegal, invalid or unenforceable, in whole or in part, then such term or provision shall be construed in such a manner as to permit its enforceability under applicable law to the fullest extent permitted by such law. In any case, the remaining terms and provisions of this Amendment or the application thereof to any Person or circumstance, except those terms and provisions which have been held illegal, invalid or unenforceable, shall remain in full force and effect.

   24. Counterparts. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts taken together shall constitute one and the same Amendment.

   25. Captions. Captions to the Sections in this Amendment are for the convenience of the parties only and shall not affect the meaning or interpretation of this Amendment.

   26. Additional Documents. At any time or from time to time after the date of this Amendment, the Company, on the one hand, and each Purchaser, on the other hand, agree to cooperate with each other, and at the request of any party, to execute and deliver any further instruments or documents and to take all such further action as such other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Amendment and to otherwise carry out the intent of the parties hereunder.

   27. Governing Law. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state.

                            [signature page follows]

   IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

                                          COMPANY:

                                          ITC/\DELTACOM, INC.

                                              /s/ Douglas A. Shumate
                                          By: _________________________________
                                                Douglas A. Shumate
                                          Name: _______________________________
                                                Senior Vice President
                                          Title: ______________________________

                                          PURCHASERS:

                                          ITC HOLDING COMPANY, INC.

                                              /s/ Kimberley E. Thompson
                                          By: _________________________________
                                                Kimberley E. Thompson
                                          Name: _______________________________
                                                Senior Vice President
                                          Title: ______________________________

                                          SCANA CORPORATION

                                              /s/ Mark R. Cannon
                                          By: _________________________________
                                                Mark R. Cannon
                                          Name: _______________________________
                                                Controller
                                          Title: ______________________________

                                          HBK MASTER FUND L.P.
                                           By:
                                             HBK Investments L.P.,
                                             Investment Manager

                                              /s/ Kevin A. O'Neal
                                          By: _________________________________
                                                   Authorized Signatory

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934

                 For the Quarterly Period Ended March 31, 2001

                                       OR

 [_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF
                                      1934

            For the transition period from            to

                         Commission file number 0-23253

                               ----------------

                               ITC/\DeltaCom, Inc.
             (Exact name of registrant as specified in its charter)

                     Delaware                             58-2301135
          (State or other jurisdiction of              (I.R.S. Employer
          incorporation or organization)             Identification Number)

      1791 O.G. Skinner Drive, West Point, GA                31833
     (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code:     (706) 385-8000

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes X No

   Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                              Outstanding at May 8, 2001
Common Stock, $.01 par value      62,235,883 shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               ITC/\DeltaCom, Inc.

                                     Index

                                                                   Page No.
                                                                   --------
 Part I.  Financial Information

          Item 1. Financial Statements

                  Consolidated Balance Sheets
                  March 31, 2001 and December 31, 2000...........      3

                  Consolidated Statements of Operations
                  Three months ended March 31, 2001 and 2000.....      5

                  Consolidated Statements of Cash Flows
                  Three months ended March 31, 2001 and 2000.....      6

                  Notes to Consolidated Financial Statements.....      7

          Item 2. Management's Discussion and Analysis of
                  Financial Condition and Results of Operations..     10

          Item 3. Quantitative and Qualitative Disclosures about
                  Market Risk....................................     18

 Part II. Other Information

          Item 1. Legal Proceedings..............................     19

          Item 6. Exhibits and Reports on Form 8-K...............     19

          Signatures..............................................    20

                                     PART I

                             FINANCIAL INFORMATION

Item 1. Financial Statements

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                        March 31,  December 31,
                                                          2001         2000
                                                       ----------- ------------
                                                       (Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.............................  $ 78,657    $  141,140
Restricted assets.....................................        --         6,982
Accounts receivable:
 Customer, net of allowance for uncollectible accounts
  of $2,321 and $3,003 in 2001 and 2000, respectively.    69,696        71,428
 Affiliate............................................    10,658         6,638
Inventory.............................................     9,377         9,249
Prepaid expenses......................................     4,078         5,359
                                                        --------    ----------
  Total current assets................................   172,466       240,796
                                                        --------    ----------

PROPERTY, PLANT AND EQUIPMENT, net....................   697,093       680,021
                                                        --------    ----------
OTHER LONG-TERM ASSETS:
Intangible assets, net of accumulated amortization of
 $17,652 and $15,888 in 2001 and 2000, respectively...   111,574       113,338
Other assets..........................................    14,758        14,371
                                                        --------    ----------
  Total other long-term assets........................   126,332       127,709
                                                        --------    ----------
  Total assets........................................  $995,891    $1,048,526
                                                        ========    ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                       March 31,  December 31,
                                                         2001         2000
                                                      ----------- ------------
                                                      (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable:
 Trade...............................................  $ 36,949    $   40,813
 Construction........................................    18,791        35,808
Accrued interest.....................................    16,912        12,620
Accrued compensation.................................     3,656         7,026
Unearned revenue.....................................    40,921        44,339
Other accrued liabilities............................    13,039        12,998
Current portion of long-term debt and capital lease
 obligations.........................................     2,055         2,098
                                                       --------    ----------
  Total current liabilities..........................   132,323       155,702
                                                       --------    ----------

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS.........   711,675       711,771
                                                       --------    ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $.01 par value; $7.40 liquidation
 preference; 5,000,000 shares authorized, 1,480,771
 shares issued and outstanding.......................        15            15
Common Stock, $.01 par value; 200,000,000 shares
 authorized; 62,202,072 and 61,639,672 shares issued
 and outstanding in 2001 and 2000, respectively......       622           616
Additional paid-in-capital...........................   356,281       355,627
Accumulated deficit..................................  (205,025)     (175,205)
                                                       --------    ----------
  Total stockholders' equity.........................   151,893       181,053
                                                       --------    ----------
  Total liabilities and stockholders' equity.........  $995,891    $1,048,526
                                                       ========    ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                       (In thousands, except share data)

                                                Three Months Ended March 31,
                                                ------------------------------
                                                     2001            2000
                                                --------------  --------------
Operating revenues............................. $      102,207  $       75,707
Cost of services...............................         43,438          34,636
                                                --------------  --------------
Gross margin...................................         58,769          41,071
                                                --------------  --------------
Operating expenses:
 Selling, operations and administration........         46,710          31,136
 Depreciation and amortization.................         28,000          17,658
                                                --------------  --------------
  Total operating expenses.....................         74,710          48,794
                                                --------------  --------------
Operating loss.................................        (15,941)         (7,723)
                                                --------------  --------------
Other income (expense):
 Interest expense..............................        (14,903)        (11,648)
 Interest income...............................          1,277           3,481
 Other (expense) income, net...................           (253)             43
                                                --------------  --------------
  Total other expense, net.....................        (13,879)         (8,124)
                                                --------------  --------------
Loss before income taxes.......................        (29,820)        (15,847)
Income tax expense.............................             --              --
                                                --------------  --------------
Net loss....................................... $      (29,820) $      (15,847)
                                                ==============  ==============
Basic and diluted net loss per common share.... $        (0.48) $        (0.27)
                                                ==============  ==============
Basic and diluted weighted average common
 shares outstanding............................     62,159,859      59,778,580
                                                ==============  ==============

 The accompanying notes are an integral part of these consolidated statements.

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (In thousands)

                                                         Three Months Ended
                                                              March 31,
                                                         --------------------
                                                           2001       2000
                                                         ---------  ---------
Cash flows from operating activities:
Net loss................................................ $ (29,820) $ (15,847)
                                                         ---------  ---------
Adjustments to reconcile net loss to net cash used in
 operating activities:
 Depreciation and amortization..........................    28,000     17,658
 Amortization of debt issuance costs....................       581        563
 Changes in current operating assets and liabilities:
  Accounts receivable, net..............................    (2,288)    (7,379)
  Inventory.............................................      (128)      (800)
  Prepaid expenses......................................     1,281      2,247
  Accounts payable......................................    (3,864)     1,125
  Accrued interest......................................     4,292      4,197
  Unearned revenue......................................    (3,418)       766
  Accrued compensation and other accrued liabilities....    (3,329)    (2,982)
                                                         ---------  ---------
   Total adjustments....................................    21,127     15,395
                                                         ---------  ---------
   Net cash used in operating activities................    (8,693)      (452)
                                                         ---------  ---------
Cash flows from investing activities:
 Capital expenditures...................................   (43,497)   (62,128)
 Change in accrued construction costs...................   (17,017)     7,854
 Change in restricted assets............................     6,982       (223)
 Other..................................................       174       (104)
                                                         ---------  ---------
   Net cash used in investing activities................   (53,358)   (54,601)
                                                         ---------  ---------
Cash flows from financing activities:
 Repayments of long-term debt...........................      (138)      (181)
 Proceeds from exercise of common stock options.........       624      1,320
 Other..................................................      (918)        34
                                                         ---------  ---------
   Net cash (used in) provided by financing activities..      (432)     1,173
                                                         ---------  ---------
Decrease in cash and cash equivalents...................   (62,483)   (53,880)
Cash and cash equivalents at beginning of period........   141,140    248,431
                                                         =========  =========
Cash and cash equivalents at end of period.............. $  78,657  $ 194,551
                                                         =========  =========

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Cash paid for interest.................................. $  11,640  $   7,222
                                                         =========  =========

Cash (refunds received) paid for income taxes, net...... $      (4) $      84
                                                         =========  =========

NONCASH TRANSACTIONS:

Acquisitions-Issuance of common stock................... $     --   $   4,283
                                                         =========  =========

 The accompanying notes are an integral part of these consolidated statements.

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Basis of Presentation

  Nature of Business

   ITC/\DeltaCom, Inc. (together with its wholly-owned subsidiaries, "ITC/\DeltaCom" or the "Company") provides integrated voice and data telecommunications services to mid-sized and major regional businesses in the southern United States (referred to as "retail services") and is a leading regional provider of wholesale long-haul services to other telecommunications companies (referred to as "broadband transport services"). Retail services include local exchange services, long distance services, calling card and operator services, asynchronous transfer mode, frame relay, and high capacity broadband private line services, as well as Internet and Web page hosting services and customer premise equipment sales, installation and repair. In connection with these services, the Company owns, operates or manages an extensive fiber optic network, which extends throughout ten southern states.

   The Company also provides colocation and Web server hosting services integral to operating important business applications over the Internet through its e/\deltacom business. In addition, e/\deltacom provides a wide range of optional configurations and services, including cabinet, caged and suite space, metered power, network management, firewall management, disaster recovery and circuits from customer premises to the Company's network.

  Basis of Presentation

   The accompanying interim consolidated financial statements are unaudited and have been prepared by the Company's management in accordance with the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments considered necessary for the fair presentation of the unaudited, consolidated financial statements have been included, and the unaudited, consolidated financial statements present fairly the financial position and results of operations for the interim periods presented. These unaudited, consolidated financial statements should be read in conjunction with the audited, consolidated financial statements and related footnotes included in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on April 2, 2001.

2. Long-Term Debt and Capital Lease Obligations

   Long-term debt and capital lease obligations at March 31, 2001 and December 31, 2000 consisted of the following (in thousands):

                                                        March 31,  December 31,
                                                          2001         2000
                                                        ---------  ------------
11% Senior Notes due 2007............................... $130,000    $130,000
8-7/8% Senior Notes due 2008, net of unamortized
 discount of $111 and $115 in 2001 and 2000,
 respectively...........................................  159,889     159,885
9-3/4% Senior Notes due 2008............................  125,000     125,000
4-1/2% Convertible Subordinated Notes due 2006..........  100,000     100,000
Senior secured credit facility..........................  158,800     159,200
Capital lease obligations at varying interest rates,
 maturing through July 2020.............................   40,041      39,784
                                                         --------    --------
Total long-term debt and capital lease obligations......  713,730     713,869
Less current maturities.................................   (2,055)     (2,098)
                                                         --------    --------
Total................................................... $711,675    $711,771
                                                         ========    ========

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

3. Equity Interests

   In February 2001, the Company announced that it had secured a commitment for $150 million in equity financing in a definitive agreement with ITC Holding Company, Inc. The agreement provides for the issuance and sale of up to $150 million of its newly authorized Series B cumulative convertible preferred stock in multiple series and related common stock purchase warrants. Funding under the agreement will occur in multiple closings, with the initial closing of $30 million expected to be completed by the end of the second quarter of 2001. The Company will have the option, but will not be obligated, to sell up to an additional $120 million of Series B preferred stock and related warrants during a one-year period following the initial closing in increments not to exceed $30 million. Closings under the agreement are subject to approval by the Company's stockholders, amendments to the Company's senior credit agreements, regulatory approvals and other customary closing conditions.

   The Series B preferred stock will have a stated purchase price of $1,000 per share and will accrue an 8% annual dividend payable quarterly in shares of Series B preferred stock or cash, at the Company's option. The Series B preferred stock will be redeemable at the Company's option beginning five years after the issue date and will be subject to mandatory redemption after ten years. The Series B preferred stock will be convertible into common stock at any time at a conversion price equal to an average price per share of common stock over a specified pricing period, plus a 15% premium, but not to exceed $8.74. The Company will also issue warrants at the closing of each funding having an aggregate exercise price that is equal to 30% of the aggregate purchase price of the Series B preferred stock issued at such closing. The warrant exercise price will equal the conversion price of the Series B preferred stock with which such warrants are issued.

4. Commitments and Contingencies

   At March 31, 2001, the Company had entered into agreements with vendors to purchase approximately $41.5 million of property, plant, equipment and services during 2001 related to the improvement and installation of switches, other network expansion efforts and certain services.

5. Segment Reporting

   As discussed in Note 1, the Company operates in three business segments: broadband transport services, retail services and e/\deltacom. The Company also has a corporate segment, which has no operations. The Company evaluates segment performance based on operating revenues, gross margin, selling, operations and administration expense and depreciation and amortization expense. All intercompany transactions between segments have been eliminated. Summarized financial data by business segment for the three months ended March 31, 2001 and 2000 are as follows (in thousands):

                                                    2001
                            ----------------------------------------------------
                            Broadband
                            Transport  Retail  e/\deltacom Corporate
                             Segment  Segment   Segment    Segment  Consolidated
                            --------- -------- ---------- --------- ------------
Operating revenues........  $ 22,942  $ 74,832  $  4,433   $     0    $102,207
Gross margin..............    20,109    37,078     1,582         0      58,769
Selling, operations and
 administration...........     8,107    30,380     8,223         0      46,710
Depreciation and
 amortization.............    11,489    14,133     2,358        20      28,000
Interest expense..........                                              14,903
Other income (expense),
 net......................                                               1,024
                                                                      --------
Loss before income taxes..                                            $(29,820)
                                                                      --------
Identifiable assets.......  $427,959  $448,432  $100,517   $18,983    $995,891
                            ========  ========  ========   =======    ========
Capital expenditures, net.  $ 36,714  $ 21,612  $  2,188   $     0    $ 60,514
                            ========  ========  ========   =======    ========

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                                                   2000
                           ----------------------------------------------------
                           Broadband
                           Transport  Retail  e/\deltacom Corporate
                            Segment  Segment   Segment    Segment  Consolidated
                           --------- -------- ---------- --------- ------------
Operating revenues........ $ 20,110  $ 55,597    $ 0      $     0    $ 75,707
Gross margin..............   17,664    23,407      0            0      41,071
Selling, operations and
 administration...........    7,520    23,045    571            0      31,136
Depreciation and
 amortization.............    8,441     9,196      0           21      17,658
Interest expense..........                                             11,648
Other income (expense),
 net......................                                              3,524
                                                                     --------
Loss before income taxes..                                           $(15,847)
                                                                     --------
Identifiable assets....... $377,500  $364,904    $ 0      $61,483    $803,887
                           ========  ========    ===      =======    ========
Capital expenditures,
 net...................... $ 23,618  $ 30,656    $ 0      $     0    $ 54,274
                           ========  ========    ===      =======    ========

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

   This quarterly report on Form 10-Q includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this report, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to ITC/\DeltaCom, Inc. or our management are intended to identify these forward-looking statements. All statements by ITC/\DeltaCom, Inc. regarding our expected future financial position and operating results, our business strategy, our financing plans, forecasted trends relating to the markets in which we operate and similar matters are forward-looking statements. We cannot assure you that our expectations expressed or implied in these forward-looking statements will turn out to be correct. The following analysis should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2000 and the financial statements and related notes thereto.

   We have included data with respect to EBITDA, as adjusted, in the following analysis because it is a measure commonly used in our industry. EBITDA, as adjusted, represents earnings before other income and other expenses, net interest, income taxes, depreciation and amortization. EBITDA, as adjusted, is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity. EBITDA, as adjusted, is not necessarily comparable with similarly titled measures for other companies.

   Unless we indicate otherwise, references in this report to "we," "us,"
"our" and "ITC/\DeltaCom" mean ITC/\DeltaCom, Inc. and its subsidiaries. Unless we indicate otherwise, we have rounded dollar amounts over $1 million to one decimal place and dollar amounts of less than $1 million to the nearest thousand.

Overview

   We provide integrated voice and data telecommunications services to mid-size and major regional businesses in the southern United States and are a leading regional provider of wholesale long-haul services to other telecommunications companies. In connection with these businesses, we own, operate or manage an extensive fiber optic network in the southern United States. We had revenues of $102.2 million for the three months ended March 31, 2001, which we refer to as the "2001 fiscal quarter," and revenues of $75.7 million for the three months ended March 31, 2000, which we refer to as the "2000 fiscal quarter."

   Our retail services involve the provision of voice and data telecommunications services to end users and resellers. We offer these services, which we refer to as our "retail services," individually or in a bundled package tailored to the business customer's specific needs. Our retail services include:

  .local telephone services;
  .long distance telephone services;
  .toll calling, calling card and operator services;
  .asynchronous transfer mode, frame relay and high capacity broadband private line services;
  .primary rate interface connectivity and colocation services to Internet service providers;
  .enhanced services, including conference calling, fax broadcasting and pre-
   paid calling cards;
  .consulting, integration, operation and proactive management of data networks;
  .in-depth network performance analysis and implementation and design services for data network deployment;
  .Internet and Web page hosting services; and .customer premise equipment sales, installation and repair;

   As of March 31, 2001, we provided retail services to approximately 14,100 business customers in 37 markets. Our retail services business generated revenues of $74.8 million for the 2001 fiscal quarter and $55.6 million for the 2000 fiscal quarter. As of March 31, 2001, we had sold approximately 309,500 access lines, excluding lines that had been disconnected or canceled. Of these access lines, approximately 282,900 had been installed as of March 31, 2001.

   In February 2001, we announced three new services intended to enhance our current data offerings to mid-sized businesses and to take advantage of our existing network infrastructure. These products include virtual private networking services based on the Internet protocol, Internet security services that include managed firewall services and our Intrusion Detection Service, and network managed services. Our virtual private network offering provides our customers with a dedicated line or secure dial-up access between multiple sites allowing the same level of security, performance and availability as a private network. The managed firewall service and our Intrusion Detection Service provide our customers security for Internet connections and reduce our customers' capital expenditures and personnel costs necessary to achieve this level of security. Our network management services allow our customers to outsource all of their frame relay network management to us. We intend to provide those customers with complementary services that will range from reactive monitoring to proactive vendor management.

   Our broadband transport services include the provision of long-haul telecommunications transmission capacity on our network to other telecommunications carriers and the switching and transportation of telecommunications traffic for these carriers. Our broadband transport services business generated revenues of $22.9 million for the 2001 fiscal quarter and $20.1 million for the 2000 fiscal quarter.

   As of March 31, 2001, we owned or managed approximately 9,730 route miles of a fiber optic network which covered portions of ten states in the southern United States, including Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. As of the same date, our network extended to approximately 150 points of presence, which are the locations along our network where we are able to deliver telecommunications traffic to, and receive telecommunications traffic from, other carriers for further transmission or ultimate delivery to an end-user. These points of presence are located in most major population centers in the areas covered by our fiber optic network and in a significant number of smaller cities where our only competitor is the incumbent carrier.

   As of March 31, 2001, we owned approximately 6,030 route miles of our fiber optic network, which we have built or acquired through long-term dark fiber leases or indefeasible rights-of-use agreements. In addition, we have strategic relationships principally with three public utilities, Duke Power Company, Florida Power & Light Company and Entergy Technology Company, pursuant to which we market, sell and manage capacity on approximately 3,700 route miles of network owned and operated by these three utilities.

   We provide colocation services, managed services and professional services that are integral to operating important business applications over the Internet through our e/\deltacom business. e/\deltacom also provides a wide range of optional configurations and services, including cabinet, caged and suite space, metered power, network management, firewall management, disaster recovery and circuits from customer premises to the Company's network. Our e/\deltacom business generated revenues of $4.4 million for the 2001 fiscal quarter. e/\deltacom began its operations in the quarter ended June 30, 2000 and, therefore, generated no revenues in the 2000 fiscal quarter.

   During the 2001 fiscal quarter, our operational highlights included the following:

  . We completed the addition of 90 route miles of network through additional indefeasible rights-of-use agreements, increasing our total network mileage to approximately 9,730 route miles.
  . We successfully converted approximately 30,000 of our resale lines to the BellSouth Unbundled Network Element Platform and, as a result, improved our margins and provisioning and installation times for customers.
  . We secured, subject to stockholder approval and other customary approvals and conditions, a commitment for $150 million in equity financing in a definitive agreement signed with ITC Holding Company, Inc.
  . We recorded a restructuring charge in selling, operations and administration expense of approximately $500,000 related to employee termination benefits.

Other Information About Our Business

   The following table shows for the 2001 and 2000 fiscal quarters the percentages of total operating revenues generated by our categories of services:

                                                                       2001  2000
                                                                       ----  ----
Local/data/Internet..................................................   49%   35%
Long distance........................................................   21%   30%
Broadband transport..................................................   23%   27%
Customer premise equipment, other equipment and software-nonrecurring
 revenue.............................................................    6%    5%
Other................................................................    1%    3%

   The foregoing percentages do not reflect the effect of a one-time net benefit of $1.5 million that we recorded in the 2001 fiscal quarter pursuant to a settlement of an interconnection agreement dispute related to services provided during 2000.

   The following table presents, as of the dates indicated, additional information about our operations and business. The data presented, except market, colocation and switch data, are rounded.

                                                                June
                          March 31, December 31, September 30,   30,    March 31,
                            2001        2000         2000       2000      2000
                          --------- ------------ ------------- -------  ---------
Cumulative markets......        37         37            35         34        33
Business customers
 served-retail
 services*..............    14,100     13,700        13,460     13,330    13,000
Route miles.............     9,730      9,640         8,970      8,530     8,320
Colocations.............       177        176           142        125       125
Voice switches..........        13         13            13         11        10
ATM switches............        10         10            10         10        10
Frame relay switches....        17         17            17         17        17
Unisphere SMX-2100
 switches...............        37         37            23          9         8
Passport switches.......        42         36            36          0         0
Number of employees.....     2,300      2,445         2,250      2,075     1,750
Lines sold cumulative**.   309,500    303,700       249,800    223,000   148,000
Lines installed.........   282,900    226,650       176,650    148,350   119,300
Lines installed/lines
 sold percentage........        91%        75%           71%        67%       81%

--------
 * Reflects the combination of certain customers' multiple accounts into a single customer account.
** Net of disconnects and cancellations.

Results of Operations

   The following tables present, for the periods indicated, selected statement of operations data in dollars and as a percentage of operating revenues for our retail services, broadband transport services and e/\deltacom segments. The dollar amounts are shown in thousands.

                                                        Retail Services
                                                    --------------------------
                                                      Three Months Ended
                                                           March 31,
                                                    --------------------------
                                                     2001     %    2000     %
                                                    -------  ---  -------  ---
Operating revenues................................. $74,832  100  $55,597  100
Cost of services...................................  37,754   50   32,190   58
                                                    -------  ---  -------  ---
Gross margin.......................................  37,078   50   23,407   42
                                                    -------  ---  -------  ---
Operating expenses:
Selling, operations and administration.............  30,380   41   23,045   41
Depreciation and amortization......................  14,133   19    9,196   17
                                                    -------  ---  -------  ---
Total operating expenses...........................  44,513   60   32,241   58
                                                    -------  ---  -------  ---
Operating loss..................................... $(7,435) (10) $(8,834) (16)
                                                    =======  ===  =======  ===
EBITDA, as adjusted................................ $ 6,698    9  $   362    1
                                                    =======  ===  =======  ===
EBITDA, as adjusted, net of prior-period
 interconnection agreement settlements............. $ 5,198    7  $   362    1
                                                    =======  ===  =======  ===


                                                       Broadband Transport
                                                             Services
                                                     ---------------------------
                                                     Three Months Ended March
                                                               31,
                                                     ---------------------------
                                                      2001     %     2000     %
                                                     -------  ----  -------  ---
Operating revenues.................................. $22,942   100  $20,110  100
Cost of services....................................   2,833    12    2,446   12
                                                     -------  ----  -------  ---
Gross margin........................................  20,109    88   17,664   88
                                                     -------  ----  -------  ---
Operating expenses:
Selling, operations and administration..............   8,107    35    7,520   38
Depreciation and amortization.......................  11,489    50    8,441   42
                                                     -------  ----  -------  ---
Total operating expenses............................  19,596    85   15,961   80
                                                     -------  ----  -------  ---
Operating income.................................... $   513     2  $ 1,703    8
                                                     =======  ====  =======  ===
EBITDA, as adjusted................................. $12,002    52  $10,144   50
                                                     =======  ====  =======  ===
                                                            e/\deltacom
                                                    ----------------------------
                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                      2001     %     2000     %
                                                     -------  ----  -------  ---
Operating revenues.................................. $ 4,433   100  $   --   --
Cost of services....................................   2,851    64      --   --
                                                     -------  ----  -------  ---
Gross margin........................................   1,582    36      --   --
                                                     -------  ----  -------  ---
Operating expenses:
Selling, operations and administration..............   8,223   186      571  --
Depreciation and amortization.......................   2,358    53      --   --
                                                     -------  ----  -------  ---
Total operating expenses............................  10,581   239      571  --
                                                     -------  ----  -------  ---
Operating loss...................................... $(8,999) (203) $  (571) --
                                                     =======  ====  =======  ===
EBITDA, as adjusted................................. $(6,641) (150) $  (571) --
                                                     =======  ====  =======  ===

2001 Fiscal Quarter Compared to 2000 Fiscal Quarter

 Operating Revenues

   Total operating revenues increased $26.5 million, or 35%, from $75.7 million for the 2000 fiscal quarter to $102.2 million for the 2001 fiscal quarter.

   Operating revenues from our retail services increased $19.2 million, or 35%, from $55.6 million for the 2000 fiscal quarter to $74.8 million for the 2001 fiscal quarter. The increase in our retail services operating revenues was primarily attributable to:

  .continued growth in revenues generated by our local, data and Internet services;
  .continued success selling multiple services to our new customers and additional services to our existing customers, which we believe supports our bundled approach to offering our services;
  .continued growth in access lines installed, which increased by approximately 163,600 lines from the end of the 2000 fiscal quarter; and .continued stability in the rate of revenue loss from former customers from period to period.

   In April 2001, we settled an interconnection agreement dispute. In connection with this settlement, we expect to receive a $1.5 million payment, which is included in retail services revenues for the 2001 fiscal quarter, related to services we provided in 2000. Excluding this payment, retail services revenues increased $17.7 million, or 32%, over the 2000 fiscal quarter.

   We expect to experience continued growth in recurring revenues, but not necessarily nonrecurring revenues, generated by our retail services during the remainder of 2001. We do not expect significant, if any, growth during the second quarter of 2001 in recurring retail services revenues generated by our sale of local interconnection services as a result of the cancellation in April 2001 of an order from a large Internet service provider for primary rate interface connectivity lines representing approximately 64,000 access lines.

   Operating revenues from our broadband transport services increased $2.8 million, or 14%, from $20.1 million for the 2000 fiscal quarter to $22.9 million for the 2001 fiscal quarter. The increase in these revenues was primarily attributable to an increasing demand for bandwidth, which is reflected in the growth of our customer base for this segment, and to the expansion of our network. We expect continued growth in 2001 in our broadband transport services revenues as a result of the continued demand for bandwidth and the revenues we expect to derive from our network expansion into Tennessee and Texas.

   Operating revenues attributable to e/\deltacom were $4.4 million for the 2001 fiscal quarter. e/\deltacom began its operations in the quarter ended June 30, 2000 and, therefore, generated no revenues in the 2000 fiscal quarter. The revenues of e/\deltacom for the 2001 fiscal quarter were primarily related to nonrecurring professional services, including the sale of maintenance contracts and services. Although we expect e/\deltacom's nonrecurring revenues to fluctuate from period to period, we expect that e/\deltacom's recurring revenues will continue to increase as we continue to sign customers to colocation and Web server hosting contracts and integrate additional offerings through e/\deltacom's data center.

Cost of Services

   Total cost of services increased $8.8 million from $34.6 million for the 2000 fiscal quarter to $43.4 million for the 2001 fiscal quarter.

   Cost of services for our retail services increased $5.6 million from $32.2 million for the 2000 fiscal quarter to $37.8 million for the 2001 fiscal quarter. Cost of services as a percentage of revenues from retail services decreased to 50% for the 2001 fiscal quarter from 58% for the 2000 fiscal quarter. The decrease was primarily attributable to the following factors:

  .continued increase in sales of facilities-based services as a percentage of our total sales;
  . continued increase in the sales of higher gross margin services, particularly sales of our T-1-based and primary rate interface connectivity products; and
  . conversion of approximately 30,000 resale lines to the BellSouth Unbundled Network Element Platform, which resulted in the elimination of originating access and other resale costs associated with those lines.

   Cost of services for our broadband transport services increased $387,000 from $2.4 million for the 2000 fiscal quarter to $2.8 million for the 2001 fiscal quarter. Cost of services as a percentage of revenue from broadband transport operations remained constant at 12% for the 2001 fiscal quarter and the 2000 fiscal quarter.

   Cost of services attributable to e/\deltacom was $2.9 million, or 64% of revenues, for the 2001 fiscal quarter.

Selling, Operations and Administration

   Total selling, operations and administration expense increased $15.6 million from $31.1 million, or 41% of revenues, for the 2000 fiscal quarter to $46.7 million, or 46% of revenues, for the 2001 fiscal quarter.

   Selling, operations and administration expense attributable to our retail services increased $7.4 million from $23.0 million, or 41% of revenues, for the 2000 fiscal quarter to $30.4 million, or 41% of revenues, for the 2001 fiscal quarter. The increase was primarily attributable to costs associated with an increase in the number of our employees, our continued market expansion, the further expansion of our service offerings and the incurrence of a one-time restructuring charge of approximately $500,000 related to employee termination benefits.

   Selling, operations and administration expense attributable to our broadband transport services increased $587,000, from $7.5 million, or 38% of revenues, for the 2000 fiscal quarter to $8.1 million, or 35% of revenues, for the 2001 fiscal quarter. The increase resulted primarily from costs incurred in adding personnel to support the operations and geographic expansion of our network.

   Selling, operations and administration expense attributable to e/\deltacom increased $7.7 million from $571,000 for the 2000 fiscal quarter to $8.2 million, or 186% of revenue, for the 2001 fiscal quarter. The increase resulted primarily from expense incurred in connection with the addition of personnel, principally through our acquisition of Bay Data Consultants, Inc. in May 2000.

Depreciation and Amortization

   Total depreciation and amortization expense increased $10.3 million from $17.7 million for the 2000 fiscal quarter to $28.0 million for the 2001 fiscal quarter. Our retail services accounted for $4.9 million of the increase, which was primarily related to depreciation of central office equipment and telecommunications equipment added to our network during 2000 and to depreciation of new central office equipment and other telecommunications equipment added to our network during the 2001 fiscal quarter. Our broadband transport services accounted for $3.0 million of the increase, which was primarily attributable to depreciation of fiber and telecommunications equipment installed during 2000 and to depreciation of fiber and telecommunications equipment installed in the 2001 fiscal quarter. Our e/\deltacom segment accounted for $2.4 million of the increase in depreciation and amortization expense for the 2001 fiscal quarter. We expect depreciation and amortization expense to increase during the remainder of 2001 as we add electronic equipment to our network, complete e/\deltacom's data center and realize a full year of depreciation of switches and network facilities purchased in 2000.

Interest Expense

   Total interest expense increased $3.3 million from $11.6 million for the 2000 fiscal quarter to $14.9 million for the 2001 fiscal quarter. The increase in interest expense was primarily attributable to our borrowings in April 2000 of $160 million under our senior secured credit facility and our incurrence in December 2000 of $28.5 million of capital lease obligations under our $40 million capital lease facility. We expect interest expense to increase during the remainder of 2001 as a result of interest payable on the credit and capital lease facilities.

Interest Income

   Total interest income from the temporary investment of available cash balances decreased from $3.5 million for the 2000 fiscal quarter to $1.3 million for the 2001 fiscal quarter.

EBITDA, as adjusted

   Total EBITDA, as adjusted, increased $2.2 million from $9.9 million for the 2000 fiscal quarter to $12.1 million for the 2001 fiscal quarter. EBITDA, as adjusted, net of prior-period amounts for our interconnection agreement settlements, was $10.6 million for the 2001 fiscal quarter.

   EBITDA, as adjusted, attributable to our retail services for the 2001 fiscal quarter was $6.7 million, which represented an increase of $6.3 million from EBITDA, as adjusted, of $362,000 for the 2000 fiscal quarter. Net of $1.5 million related to the settlement of an interconnection agreement dispute, EBITDA, as adjusted, attributable to our retail services was $5.2 million for the 2001 fiscal quarter. The increase in EBITDA, as adjusted, for our retail services was primarily attributable to the following factors:

  .continued revenue growth resulting from additional service offerings and market expansion;
  .continued growth in sales of higher gross margin services, especially our local and data services;
  .maturation of older markets;
  .conversion of approximately 30,000 resale lines to the BellSouth Unbundled
   Network Element Platform, which resulted in the elimination of originating access and other resale costs associated with those lines;
  .increased cost efficiencies; and
  .reductions in our off-network access costs.

   EBITDA, as adjusted, attributable to our broadband transport services increased $1.9 million to $12.0 million for the 2001 fiscal quarter from $10.1 million for the 2000 fiscal quarter. The effects of the increase, which was primarily attributable to the increasing demand for bandwidth, were partially offset by the competitive pricing of our broadband transport services and by employee and related costs associated with the expansion of our network.

   EBITDA, as adjusted, attributable to our e/\deltacom segment was $(6.6) million for the 2001 fiscal quarter, which represented a decrease of $6.1 million from EBITDA, as adjusted, of $(571,000) for the 2000 fiscal quarter. The decrease resulted primarily from expense incurred in connection with the addition of personnel, principally through our acquisition of Bay Data Consultants, Inc. in May 2000. The decrease was partially offset by revenues generated in the 2001 fiscal quarter.

Liquidity and Capital Resources

   Cash used in operating activities was $8.7 million for the 2001 fiscal quarter and $452,000 for the 2000 fiscal quarter. Decreases in working capital were $7.5 million for the 2001 fiscal quarter and $2.8 million for the 2000 fiscal quarter. For the 2001 fiscal quarter, the decrease was primarily attributable to an increase in net accounts receivable and inventory and a decrease in accounts payable, unearned revenue and accrued compensation and other accrued liabilities. The effect of these items in the 2001 fiscal quarter was partially offset by a decrease in prepaid expenses and an increase in accrued interest. For the 2000 fiscal quarter, the decrease was primarily attributable to an increase in net accounts receivable and inventory and a decrease in accrued compensation and other liabilities. The effect of these items in the 2000 fiscal quarter was partially offset by a decrease in prepaid expenses and an increase in accrued interest, accounts payable and unearned revenue.

   Cash used in investing activities was $53.4 million for the 2001 fiscal quarter and $54.6 million for the 2000 fiscal quarter. The cash used in investing activities in the two quarters was primarily applied to fund capital expenditures. We made net capital expenditures of $60.5 million for the 2001 fiscal quarter and $54.3 million for the 2000 fiscal quarter. Of the $60.5 million of capital expenditures made during the 2001 fiscal quarter, $21.6 million related to our retail services, $36.7 million related to our broadband transport services and $2.2 million related to e/\deltacom. Of the $54.3 million of capital expenditures made during the 2000 fiscal quarter, $30.7 million related to our retail services and $23.6 million related to our broadband transport services. The increase in cash used in investing activities resulted from continued expansion of our existing network and facilities as we continued to implement our business plan.

   Cash (used in) provided by financing activities was $(432,000) for the 2001 fiscal quarter and $1.2 million for the 2000 fiscal quarter. Cash used in financing activities for the 2001 fiscal quarter was primarily attributable to repayment of long-term debt and other financing activities, which were partially offset by proceeds from the exercise of common stock options. Cash provided by financing activities for the 2000 fiscal quarter consisted primarily of proceeds from the exercise of common stock options, which were partially offset by repayments of long-term debt.

   At March 31, 2001, we had entered into agreements with vendors to purchase approximately $41.5 million of equipment and services. In the 2001 fiscal quarter, we made capital expenditures of approximately $60.5 million. We currently estimate that our aggregate capital requirements through 2001 will total approximately $190 million to $205 million, including the $41.5 million in commitments at March 31, 2001. We expect to make substantial capital expenditures thereafter. We expect that capital expenditures during the remainder of 2001 will be primarily for the following:

  . continued development and construction of our telecommunications network, including transmission equipment;
  . continued addition of switching capacity, electrical equipment and colocation space in connection with the expansion of our local telecommunications services;
  . infrastructure enhancements, principally for information systems; and . the purchase of assets for e/\deltacom.

   The actual amount and timing of our capital requirements may differ materially from the foregoing estimate as a result of regulatory, technological and competitive developments, including market developments and new opportunities, or in the event we decide to make acquisitions or enter into joint ventures and strategic alliances, in our industry.

   As of March 31, 2001, we had approximately $78.7 million of cash and cash equivalents. We estimate that our existing sources of funds, excluding a $24 million prepayment of reciprocal compensation we expect to receive in December 2001 pursuant to our interconnection agreement settlement with BellSouth, are sufficient to enable us to make both committed and uncommitted planned capital expenditures and otherwise expand our business as currently planned through the middle of the third quarter of 2001. We believe that these sources of funds and cash flows expected to be generated from operations, together with net proceeds that we would obtain if we issued and sold all $150 million of Series B preferred stock and warrants pursuant to the equity financing announced in February 2001, will provide sufficient funds to enable us to expand our business as currently planned through the end of 2002. We believe that, beginning with the year ending December 31, 2003, our cash flow from operations will be sufficient to fund our capital expenditures and debt service requirements. Our ability to acquire funds in such equity financing is subject to the conditions described in Note 3 to the unaudited financial statements included elsewhere in this report. In the event that our plans or assumptions change or prove to be inaccurate, the foregoing sources of funds may prove to be insufficient to fund our currently planned growth and operations. In addition, if we successfully complete any acquisitions, we may be required to seek additional capital sooner than currently anticipated. Additional sources may include equity and debt financing and other financing agreements, such as vendor financing. We cannot assure you that we will be able to generate sufficient cash flow from operations or that additional financing arrangements will be available, or if available, that they can be concluded on terms acceptable to us. Any inability by us to generate or obtain sufficient funds would result in delay or abandonment of some or all of our development and expansion plans, which could have a material adverse effect on our operations.

   We have a significant level of indebtedness and debt service obligations as a result of our issuance of the publicly traded notes identified in Note 2 to the unaudited financial statements included elsewhere in this report, our borrowings of $160 million under our senior secured credit facility and commitments of up to $40 million under our capital lease facility. To meet our debt service obligations, we must successfully implement our strategy, which includes expanding our network, obtaining and retaining a significant number of customers and increasing our cash flow significantly and in a sustained manner. We cannot assure you that we will successfully implement our strategy or that we will be able to generate sufficient cash flow from operating activities to improve our earnings before fixed charges, or to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors.

Effects of Accounting Standards

   Statement of Financial Accounting Standard, or "SFAS," No. 133, "Accounting for Derivative Instruments and for Hedging Activities," establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 was originally effective for fiscal years beginning after June 15, 1999. SFAS No. 133 may not be applied retroactively. SFAS No. 133 must be applied to derivative instruments and certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. In June 1999, the Financial Accounting Standards Board, or "FASB," issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivatives and Certain Hedging Activities-an Amendment to FASB No. 133." SFAS No. 137 amends SFAS No. 133 to be effective for all fiscal years beginning after June 15, 2000 or January 1, 2001 for companies with calendar-year fiscal years. We adopted SFAS Nos. 133, 137 and 138 for the fiscal year beginning January 1, 2001, with no material effect on our consolidated financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

   We are exposed to minimal market risks. We manage the sensitivity of our results of operations to these risks by maintaining an investment portfolio consisting primarily of short-term, interest-bearing securities and by entering into long-term debt obligations with appropriate pricing and terms. We do not hold or issue derivative, derivative commodity or other financial instruments for trading purposes. We do not have any material foreign currency exposure.

   Our major market risk exposure is to changing interest rates we incur on borrowings we use to fund the expansion of our business, including $158.8 million of borrowings outstanding under our senior secured credit facility as of March 31, 2001. Interest is payable on our senior secured credit facility at our option at either 1.875% plus the base rate, which was 8.0% at March 31, 2001, or 2.875% plus the eurodollar rate, which was 6.41% at March 31, 2001. The interest rates that we are able to obtain on our debt financing depend on then-current market conditions. We are also exposed to fair value risk related to our fixed-rate, long-term debt. As of March 31, 2001, our fixed-rate, long-term debt and capital lease obligations totaled $554.9 million.

   Our policy is to manage interest rates through a combination of fixed-rate and variable rate debt and through the use of interest rate swap contracts to manage our exposure to fluctuations in interest rates on our variable-rate debt. At March 31, 2001, $158.8 million of our long-term debt consisted of variable-rate instruments that accrue interest at floating rates. A change of one percentage point in the interest rate applicable to our $158.8 million of variable-rate debt at March 31, 2001 would result in a fluctuation of approximately $1.6 million in our annual interest expense.

                                    PART II

                               OTHER INFORMATION

Item 1. Legal Proceedings

   As previously described in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 24, 2001, on April 20, 2001 a complaint was filed in the Court of Chancery of the State of Delaware naming as defendants ITC/\DeltaCom, Inc., ITC Holding Company, Inc. and each member of our Board of Directors. The complaint states that the action is brought by one of our stockholders individually and seeks certification as a class action.
The complaint principally alleges that our directors and ITC Holding Company violated fiduciary duties owed or alleged to be owed to our stockholders in connection with the entry by ITC/\DeltaCom and ITC Holding Company into a previously announced investment agreement on February 27, 2001. Pursuant to the agreement, ITC Holding Company has agreed to make an equity investment of up to $150 million in ITC/\DeltaCom, as described in Note 3 to the unaudited financial statements included elsewhere in this report. The complaint also alleges that our directors violated fiduciary duties owed to our stockholders in connection with proposals relating to the ITC/\DeltaCom, Inc. 1997 Stock Option Plan which, together with the investment transaction, are scheduled for consideration by our stockholders at the 2001 annual meeting of stockholders. The plaintiff in the lawsuit seeks unspecified monetary damages and an injunction to prevent consummation of the investment transaction and the stock option plan proposals. ITC/\DeltaCom believes that the lawsuit is without merit and intends to vigorously defend the lawsuit.

Item 6. Exhibits and Reports on Form 8-K

  (a) Exhibits

    ITC/\DeltaCom files herewith the following exhibits:

     10.1 Investment Agreement, dated as of February 27, 2001, between
          ITC/\DeltaCom, Inc. and ITC Holding Company, Inc.
     10.2 Form of Certificate of Designation of the Powers, Preferences and
          Relative, Participating, Optional and Other Special Rights of Series
          B-[  ] Cumulative Convertible Preferred Stock and Qualifications,
          Limitations and Restrictions Thereof.
     10.3 Form of Common Stock Purchase Warrant.
     10.4 Form of Registration Rights Agreement among ITC/\DeltaCom, Inc., ITC
          Holding Company, Inc. and the other Holders from time to time thereunder.

  (b) The following Current Reports on Form 8-K were filed by the Company during the period covered by this report:

          Filing Date                        Item Reported
          -----------                        -------------
       January 29, 2001  Item 5 (press release relating to the completion of a capital lease facility with NTFC Capital Corporation)

       February 27, 2001 Item 5 (press releases relating to a commitment for
                         $150 million in equity financing in a definitive agreement with ITC Holding Company, Inc. and to certain financial and operating results of ITC/\DeltaCom for the fourth quarter and year ended
                         December 31, 2000)

       March 23, 2001    Item 5 (summary of the commitment for $150 million in
                         equity financing in a definitive agreement with ITC
                         Holding Company, Inc.)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        ITC/\DeltaCom, Inc.
                                        (Registrant)

   Date: May 15, 2001                            /s/ Douglas A. Shumate
                                        By: ___________________________
                                                   Douglas A. Shumate
                                               Senior Vice President and
                                                Chief Financial Officer
                                              (Duly Authorized Officer and
                                              Principal Financial Officer)

                              ITC/\DELTACOM, INC.

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
     ORIGINALLY SCHEDULED FOR MAY 18, 2001; ADJOURNED UNTIL JUNE 11, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ITC/\DeltaCom, Inc. (the "Company") hereby appoints Douglas A. Shumate and J. Thomas Mullis, or either of them, with full power of substitution, as proxies to cast all votes, as designated on the reverse side of this proxy card, which the undersigned is entitled to cast at the 2001 annual meeting of stockholders of the Company (the "Annual Meeting") originally scheduled for May 18, 2001 and adjourned until June 11, 2001, at 11:00 a.m., local time, at the New Horizon Community Theatre, 411 West 8th Street, West Point, Georgia, and at any adjournment or postponement thereof, upon the following matters and any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.



           (Continued and to be dated and signed on the reverse side)

                       ANNUAL MEETING OF STOCKHOLDERS of

                              ITC/\DELTACOM, INC.
     Originally Scheduled for May 18, 2001; Adjourned Until June 11, 2001

                           PROXY VOTING INSTRUCTIONS



TO VOTE BY MAIL
---------------

Please date, sign and mail your proxy card in the envelope provided as soon as possible.


TO VOTE BY INTERNET
-------------------

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

                         YOUR CONTROL NUMBER IS -----)  [______]


                Please Detach and Mail in the Envelope Provided

-------------------------------------------------------------------------------

[X] Please mark your votes as in this example.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

Proposal 1.  To approve an Investment Agreement, dated as of February 27, 2001,
-----------
between the Company and ITC Holding Company, Inc. and the transactions contemplated by the Investment Agreement, including the issuance and sale by the Company of securities thereunder, as described in the Company's Proxy
Statement.

FOR:  [__]    AGAINST:  [__]    ABSTAIN:  [__]

Proposal 2.  To elect four directors to serve on the Board of Directors:
-----------

FOR all nominees listed      WITHHOLD AUTHORITY
(except as marked to the      to vote for all nominees listed
contrary below)

     [____]                           [____]

NOMINEES:  Donald W. Burton
           James V. Martin
           William T. Parr
           Larry F. Williams



(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

-------------------------------------------------------------------------------

Proposal 3.  To approve the ITC/\DeltaCom, Inc. 1997 Stock Option Plan.
-----------

FOR:  [__]    AGAINST:  [__]    ABSTAIN:  [__]

Proposal 4.  To approve an amendment to the ITC/\DeltaCom, Inc. 1997 Stock
-----------
Option Plan to increase the number of shares of the Company's common stock that may be issued under the plan from 9,815,000 shares to 13,815,000 shares.

FOR:  [__]    AGAINST:  [__]    ABSTAIN:  [__]

This proxy, when properly executed, will be voted as directed by the undersigned stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1, "FOR" THE NOMINEES LISTED IN PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting.

If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

Signature(s): ___________________  ___________________   Dated:________________

NOTE: (Please date and sign here exactly as name appears hereon. Where signing as attorney, executor, administrator, trustee, guardian or other fiduciary, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)